                  MOTORPLACE VEHICLE NETWORK BUSINESS AGREEMENT

This Motorplace Vehicle Network Business Agreement (this "AGREEMENT") is effective as of August 18, 2000 (the "EFFECTIVE DATE"), by and between The Cobalt Group, Inc., a Washington corporation ("COBALT") with offices located at 2200 First Avenue South, Seattle, WA 98134-1408, and General Electric Capital Auto Financial Services, Inc., a Delaware corporation ("GE CAPITAL") with offices located at 540 W. Northwest Highway, Barrington, IL 60010 (each of Cobalt and GE Capital shall be referred to individually as a "PARTY" and together as the "PARTIES").

                                    RECITALS

         WHEREAS, Cobalt provides Internet marketing services to, and collects data from, automotive dealers and operates the MotorPlace.com business-to-business automotive Internet portal currently located on the World Wide Web portion of the Internet at www.motorplace.com ("MOTORPLACE"); and

         WHEREAS, GE Capital is a large independent automobile lessor, has relationships with automobile manufacturers ("OEMS") and providers of automotive finance services, and owns certain software that enables the wholesale purchase and sale of Automobiles (as defined in Section 1.8 below); and

         WHEREAS, GE Capital seeks access to MotorPlace and Cobalt's Internet infrastructure, OEM relationships and network of automotive dealers; and

         WHEREAS, Cobalt seeks access to GE Capital's inventory of Automobiles, a non-exclusive license to enhance certain GE Capital software and GE Capital's wholesale Automobile remarketing and fulfillment expertise; and

         WHEREAS, GE Capital and Cobalt desire to enter into an arrangement under which Cobalt and GE Capital will develop, operate and market an Internet-based wholesale Automobile listing and purchasing system for automobile dealers and lessors in the United States and Canada that will be available in MotorPlace and on a stand-alone, private label basis for OEMs and automobile dealers and lessors.

         NOW, THEREFORE, in consideration of the promises, terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Cobalt and GE Capital agree as follows:

1. DEFINITIONS

         1.1   "AAA" shall have the meaning set forth in Section 12.22.1.

         1.2   "ACTION" shall have the meaning set forth in Section 12.5.2.

         1.3 An "AFFILIATE" of an entity shall mean any entity which, directly or indirectly, is controlled by, controls or is under common control with such entity. As


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used in this definition, "control" (including, with its correlative meanings "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

         1.4   "AGREEMENT" shall have the meaning set forth in the Preamble.

         1.4.5 "ALTERNATIVE PAYMENT AMOUNT" shall mean an amount calculated in the same manner as the Change of Control Payment except that, for these purposes, all references to the Change of Control Payment Date contained in
Section 1.13 shall be references to the effective date of termination of this Agreement.

         1.5 "APPRAISAL DATE" shall mean, as appropriate, (a) the date that either Party gives notice of its intent not to renew this Agreement for any Renewal Period pursuant to Section 10.1, or (b) the date either Party gives notice of its intent to terminate this Agreement.

         1.6   "AUDIT" shall have the meaning set forth in Section 12.4.

         1.7   Intentionally Omitted

         1.8 "AUTOMOBILE" shall mean any (i) passenger motor vehicle, (ii) truck not exceeding one ton in capacity, (iii) sport utility vehicle, or (iv) van intended for non-commercial use.

         1.9   "BANKRUPTCY LAW" See Section 1.51.

         1.10  "BREACHING PARTY" shall have the meaning set forth in Section
10.2.

         1.11 "BUSINESS DAY" shall mean any day other than a Saturday, Sunday, federal holiday or holiday in the State of Illinois or the State of Washington.

         1.12 "CHANGE OF CONTROL" shall mean, with respect to a Party, (a) any sale, issuance, exchange and/or other transfer or series of sales, issuances, exchanges and/or other transfers of shares of capital stock thereof that results in any person or entity or group of affiliated persons or entities (other than Warburg, Pincus Equity Partners, LP, First Analysis Corp. or any of their respective Affiliates) owning capital stock possessing the voting power (under ordinary circumstances) to elect a majority of such Party's board of directors if such person, group or entity did not have such power before such issuance, exchange or transfer, or (b) any sale of all or a majority of the assets of such Party.

         1.13 "CHANGE OF CONTROL PAYMENT" shall mean the amount determined as follows. For each Measuring Period ending on or before the Change of Control Payment Date, the Future Value Revenues for such Measuring Period and the Future Value Expenses for such Measuring Period shall be calculated. The positive remainder, if any, obtained by subtracting the sum of the Future Value Revenues so calculated from the sum of the Future Value Expenses so calculated shall be the Change of Control Payment.

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Eamples of such calculations are set forth in EXHIBIT I. For purposes of this
Section 1.13, the following definitions shall apply:

               1.13.1 The "FUTURE VALUE EXPENSES" for any Measuring Period shall equal the result of the following formula:

                                                    MPE*(1.25)(n)

         where MPE is the Measuring Period Expenses for such Measuring Period and n is the Measuring Period Exponent for such Measuring Period.

               1.13.2 The "FUTURE VALUE REVENUES" for any Measuring Period shall equal the result of the following formula:

                                                    MPR*(1.25)(n)

         where MPR is the Measuring Period Revenues for such Measuring Period and n is the Measuring Period Exponent for such Measuring Period.

               1.13.3 The "MEASURING PERIOD EXPENSES" for any Measuring
         Period shall mean the aggregate of all Expenses actually paid (and the Expenses payable if such Measuring Period is the Measuring Period which ends on the Change of Control Payment Date) by GE Capital during such Measuring Period.

               1.13.4 The "MEASURING PERIOD EXPONENT" for (1) a specific Measuring Period that is not the Measuring Period which ends on the Change of Control Payment Date shall equal the sum of (a) a number, but no less than zero, equal to the number of Measuring Periods which consist of twelve months which commence with such Measuring Period minus five tenths (0.5), plus (b) a fraction (expressed as a decimal), the numerator of which is the number of days which constitute the Measuring Period which ends on the Change of Control Payment Date, and the denominator of which is three hundred sixty-five (365); provided, however, that if the Measuring Period which ends on the Change of Control Payment Date consists of twelve (12) months, the fraction provided for in clause (1)(b) of this Section 1.13.4 shall be zero, and
         (2) a specific Measuring Period that is the Measuring Period which ends on the Change of Control Payment Date shall equal a fraction (expressed as a decimal), the numerator of which is one-half (1/2) the number of days which constitute the Measuring Period which ends on the Change of Control Payment Date, and the denominator of which is three hundred sixty-five (365).

               1.13.5 The "MEASURING PERIOD REVENUES" for any Measuring
         Period shall mean the aggregate of all Revenues actually received (and the Revenue receivable if such Measuring Period is the Measuring Period which ends on the Change of Control Payment Date) by GE Capital during such Measuring Period.

               1.13.6 The period beginning with the Effective Date and ending on the earlier of (i) twelve months thereafter, or (ii) the Change of Control Payment Date

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         shall be referred to as the "INITIAL MEASURING PERIOD," and each of the periods during the Term beginning on each annual anniversary of the Effective Date and ending on the earlier of (i) twelve months thereafter, or (ii) the Change of Control Payment Date shall be referred to as a "SUBSEQUENT MEASURING PERIOD." The "MEASURING PERIODS" shall mean, collectively, the Initial Measuring Period and each of the Subsequent Measuring Periods, and a "MEASURING PERIOD" shall mean any one of the Measuring Periods.

         1.14 "CHANGE OF CONTROL PAYMENT DATE" shall mean the effective date of termination of this Agreement pursuant to Section 10.3.3.

         1.15  "COBALT" shall have the meaning set forth in the Preamble.

         1.16 "COBALT COMMON" shall mean the common stock, $0.01 par value per share, of Cobalt.

         1.17  "COBALT MEMBER" shall have the meaning set forth in Section 4.1.

         1.18 "COBALT SHARE" shall mean, at any specific time, an amount equal to the Mowven FMV multiplied by the remainder obtained by subtracting the Cumulative Expense Share at such time from 100%.

         1.19  "COBALT SITES" shall have the meaning set forth in Section 7.2.1.

         1.20 "COBALT VALUATION AMOUNT" shall mean the average closing price of publicly-traded Cobalt Common during the twenty (20) trading days immediately preceding the Appraisal Date as reported by the NASDAQ National Market or other national securities exchange or market on which the Cobalt Common is then listed or traded. If the Cobalt Common is not then so listed or traded, the Cobalt Valuation Amount shall be either (a) any valuation of the Cobalt Common prepared by a Person independent from Cobalt no earlier than ninety (90) calendar days prior to the Appraisal Date which valuation is of a type routinely obtained and used by the Board of Directors of Cobalt for valuing the Cobalt Common for other than internal uses of Cobalt, or (b) if no valuation meeting the requirements of clause (a) exists, as agreed upon by Cobalt and GE Capital; provided, however, that if Cobalt and GE Capital cannot so agree on the Cobalt Valuation Amount, then Cobalt and GE Capital shall each select an investment banking firm of national reputation to determine the Cobalt Valuation Amount and the Cobalt Valuation Amount shall be the average of the determinations made by such investment banking firms. Cobalt shall make available any such books and records as any of the investment banking firms involved in the valuation process described above may reasonably require in order to determine the Cobalt Valuation Amount. The cost of any determinations performed pursuant to this
Section 1.20 shall be paid one-half by Cobalt and one-half by GE Capital. In determining the Cobalt Valuation Amount , each investment banking firm shall consider the cash price that a sophisticated and willing purchaser would pay on the effective date of the determination for a share of Cobalt Common, with appropriate discounts applied related to the fact that such share of Cobalt Common represents a minority interest in Cobalt, may not be registered pursuant to the

Securities Act of 1933 and is not then listed or traded on the NASDAQ National Market or any other national securities exchange or market.

         1.21 "COBALT VALUATION NOTICE" shall have the meaning set forth in Section 10.6.2.

         1.22  ***confidential treatment requested***

         1.23 "CONFIDENTIAL INFORMATION" shall mean (a) any proprietary information contained in any documents disclosed by one Party to the other Party or that is marked or otherwise identified as confidential, (b) the terms of this Agreement, and (c) any information disclosed by one Party to the other Party that constitutes a trade secret as defined in the Illinois Trade Secret Act; provided, however, that any disclosure by one Party to the other Party of information that constitutes a trade secret as defined in the Illinois Trade Secret Act shall not be (i) deemed to make such information "generally known to other persons who can obtain economic value from its disclosure or use," nor (ii) construed as a waiver or impairment of the disclosing Party's efforts to maintain the secrecy or confidentiality of such information.

         1.24 "CUMULATIVE EXPENSE SHARE" shall mean, as of any date, that portion of the total Expenses incurred through such date by GE Capital and Cobalt (expressed as a percentage) that have been incurred through such date by GE Capital.

         1.25  "CUSTODIAN" see Section 1.51.

         1.26 "DELIVERABLES" shall mean the specified portions of the Mowven infrastructure, Enhancements and/or other deliverables to be developed by either or both of the Parties, or by an independent contractor pursuant to a written agreement with either or both of the Parties, at a specified time as set forth in detail in the Operating Plan.

         1.27 "DISPUTE NOTICE" shall have the meaning set forth in Section 12.22.1.

         1.28 "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, determined in accordance with GAAP.

         1.29 "EFFECTIVE DATE" shall have the meaning set forth in the Preamble.

         1.30 "ELECTION NOTICE" shall have the meaning set forth in Section 10.7.1.

         1.31 "ENHANCEMENTS" shall mean MTS Version 1.0 as enhanced and funded pursuant to this Agreement and in accordance with the License, including (i) all changes or additions to, and all modifications or variations of, MTS Version 1.0, including any updates, upgrades, interfaces and revisions thereof, and (ii) all derivative works based on GEAutoDirect. Notwithstanding the foregoing, except as provided in Section 11.8, MTS Version 1.0 as it exists prior to its being modified shall not be deemed to be part of the Enhancements.

         1.32 "EXPENSE BUDGET" shall mean, with respect to any Period, the expense budget developed by the Parties as part of the Operating Plan for such Period, as the same may be amended pursuant to Section 3.2.

         1.33 "EXPENSE SHARE" shall mean, as of any date, that portion of the Expenses for any Period (expressed as a percentage) for which GE Capital is liable. ***confidential treatment requested***

         1.34 "EXPENSES" shall mean all expenses, whether direct or indirect and whether or not capitalized, that are (a) authorized to be incurred by the Steering Committee in connection with an Expense Budget and not in violation of any term or provision of this Agreement, and (b) incurred by the Parties to develop, operate and market Mowven, including without limitation the expenses incurred in developing MTS Version 1.0 and the Enhancements and in developing and operating the option in Mowven that will permit Cobalt to subcontract with GE Capital as the provider of Fulfillment Services; provided, however, that any expenses incurred by GE Capital in providing Fulfillment Services shall not be deemed Expenses hereunder. Without limiting the foregoing, Expenses shall include (i) in connection with the employees of Cobalt and GE Capital, as the case may be, who will provide services to Mowven during any Period as contemplated by the Expense Budget for such Period, the pro-rata share (based upon the percentage of time during the applicable Period that they devote to Mowven, on the one hand, and to other matters for their respective employers, on the other hand) of the wages and payroll taxes of such employees, and (ii) any other allocated costs agreed to by the Parties in the Expense Budget for such Period. Notwithstanding the foregoing, unless the Parties agree otherwise as part of an Operating Plan, Expenses shall not include any expenses associated with the granting to, or exercise by, any employee of Cobalt of any options, warrants or similar rights to acquire Cobalt Common, or any other security issued or issuable by Cobalt, Newco or any other person or entity, other than options to acquire up to an aggregate of sixty thousand (60,000) shares of Cobalt Common to be issued to the initial Mowven Manager at the time that the initial Mowven Manager is first hired for such position so long as such options vest no sooner than twenty-five percent (25%) after the first (1st) year of service as the Mowven Manager and the remaining seventy-five percent (75%) in equal monthly installments during the second (2nd), third (3rd) and fourth (4th) years of such service, it being acknowledged that the expenses associated with such options granted to the initial Mowven Manager shall be recognized as Expenses only at the time that such options are actually exercised; provided, however, that to the extent that any such options are vested (in accordance with the vesting schedule contained in such option) but not exercised as of the effective date of termination or expiration of this Agreement, then (i) the positive remainder, if any, obtained by subtracting
(a) the weighted average exercise price per share of such options from (b) the Cobalt Valuation Amount (except that, for such purposes, all references to the Appraisal Date contained in Section 1.20 shall be references to the effective date of termination or expiration of this Agreement), multiplied by
(ii) the number of shares of Cobalt Common subject to such options, shall be deemed to be Expenses as of the effective date of termination or expiration of this Agreement.

         1.35  "FORCE MAJEURE EVENT" shall have the meaning set forth in
Section 12.9.

         1.36 "FULFILLMENT SERVICES" shall mean the Management Services (as that term is defined in the Fulfillment Services Agreement attached hereto as EXHIBIT C).

         1.37 "FULLY DILUTED BASIS" shall mean taking into account the number of shares and other ownership interests issuable upon exercise of outstanding warrants, options or other rights to acquire shares or other ownership interests (and regardless of whether such rights are vested) and conversion or issuance of all securities that may be converted into or exchanged for shares or other ownership interests.

         1.38 "GAAP" shall mean generally accepted accounting principles, consistently applied.

         1.39 "GEAUTODIRECT" means the software being licensed to Cobalt pursuant to the License.

         1.40  "GE CAPITAL" shall have the meaning set forth in the Preamble.

         1.41  "GE CAPITAL MEMBER" shall have the meaning set forth in
Section 4.1.

         1.42 "GE CAPITAL SHARE" shall mean, at any specific time, an amount equal to the Mowven FMV multiplied by the Cumulative Expense Share at such time.

         1.43 "GE CAPITAL VALUATION NOTICE" shall have the meaning set forth in Section 10.6.1.

         1.44  "HIGH BIDDER" shall have the meaning set forth in Section
3.3.2.2.

         1.45  "INDEMNIFIED PARTY" shall have the meaning set forth in
Section 12.5.2.

         1.46  "INDEMNIFYING PARTY" shall have the meaning set forth in
Section 12.5.2.

         1.47 "INDEPENDENT ACCOUNTANT" shall mean Arthur Andersen unless such firm is then the auditor of either Party or declines such engagement, in which case it shall mean the next firm, selected alphabetically in descending order commencing with A, which is a "Big Five" accounting firm that is not then the auditor of either Party and does not decline such engagement, in each case utilizing partners that have not represented and have no relationship with either Party.

         1.48  "INDEPENDENT AUDIT" shall have the meaning set forth in
Section 12.4.2.

         1.49  "INITIAL PERIOD" shall have the meaning set forth in Section
3.1.

         1.50  "INITIAL TERM" shall have the meaning set forth in Section
10.1.

         1.51 "INSOLVENCY EVENT" means any Party, pursuant to or within the meaning of Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors (a "BANKRUPTCY LAW"): (i) admitting in writing its inability to pay its debts generally as they become due, (ii) commencing a voluntary case or proceeding, (iii) consenting to the entry of an order for relief against it in an involuntary case or proceeding, (iv) consenting or acquiescing in the institution of a bankruptcy or insolvency proceeding against it, (v) consenting to the appointment of a receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law (a "CUSTODIAN") of it or for all or substantially all of its property, (vi) making a general assignment for the benefit of its creditors, (vii) taking any action to authorize or effect any of the actions described in clauses (i) through (vi) above, or (viii) a court of competent jurisdiction entering an order or decree under any Bankruptcy Law that: (1) is for relief in an involuntary case or proceeding, (2) appoints a Custodian of all or substantially all of its property, or (3) orders its liquidation, in each case which is not discharged within sixty
(60) calendar days after the commencement of such case or proceeding.

         1.52 "INTELLECTUAL PROPERTY RIGHTS" means all tangible or intangible, now known or hereafter existing, (a) rights associated with works of authorship, including but not limited to all exclusive exploitation rights, copyrights, neighboring rights, and moral rights, (b) trademark, service mark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other proprietary rights of every kind and nature, however designated (including without limitation logos, character rights, "RENTAL" rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise, and (f) all registrations, applications, renewals, extensions, continuations, divisions or reissues of any of the foregoing now or hereafter in force.

         1.53  "INTERNAL AUDIT" shall have the meaning set forth in Section
12.4.1.

         1.54  "LIABILITIES" shall have the meaning set forth in Section
12.5.1.

         1.55 "LIBOR RATE" shall mean a rate per annum equal to the offered rate for deposits in Dollars for a thirty (30) calendar day period which appears on Telerate Page 3750 as of 11:00 A.M. (London time).

         1.56  "LICENSE" shall have the meaning set forth in Section 5.

         1.57  "LIQUIDITY OFFERING" shall have the meaning set forth in
Section 10.7.1.2

         1.58  "LOW BIDDER" shall have the meaning set forth in Section
3.3.2.1.

         1.59  "MARKS" shall have the meaning set forth in Section 12.1.

         1.60 "MONTHLY RECONCILIATION REPORT" shall have the meaning set forth in Section 3.6.

         1.61  "MOTORPLACE" shall have the meaning set forth in the Recitals.

         1.62 "MOTORPLACE FRAMEWORK" shall mean the accessibility to Mowven through MotorPlace.

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         1.63  "MOWVEN" shall mean the Internet-based wholesale Automobile listing and purchasing system for OEMs, automobile dealers and lessors that Cobalt and GE Capital will develop, operate and market pursuant to this Agreement, whether located in MotorPlace or offered as a Private Label Service, including without limitation all activities related to wholesale Automobile listings which generate revenue, whether or not those revenues and activities are listed in the Revenue Model attached hereto as EXHIBIT A. From time to time, Mowven is also referred to in this Agreement as "MOTORPLACE AUTO EXCHANGE."

         1.64 "MOWVEN CUSTOMERS" shall mean purchasers and sellers of Automobiles who use Mowven to enable such sale or purchase.

         1.65 "MOWVEN FMV" shall mean the fair market value (defined as the cash price a sophisticated and willing buyer would pay to a sophisticated willing seller in a non-distress negotiated private sale in the ordinary course of business) of Mowven (taking into account (x) the non-exclusive right of Mowven to use the Enhancements, and (y) the exclusive relationship of Mowven within Motorplace.com) as of the Appraisal Date. In the event GE Capital and Cobalt cannot agree on the Mowven FMV within thirty (30) calendar days after the Appraisal Date, the Parties shall submit the determination of the Mowven FMV to one or more appraisers pursuant to the methodology described in Section 10.6.

         1.66  "MOWVEN MANAGER" shall have the meaning set forth in Section
4.5.

         1.67 "MOWVEN TRANSACTION SYSTEM" shall mean GEAutoDirect, MTS Version 1.0 and the Enhancements including, without limitation, the functionalities for interfacing with multiple sellers, buyer authentication and registration, provision of fulfillment services and transaction accounting; provided, however, that the Mowven Transaction System shall not include any portions of MTS Version 1.0 or of the Enhancements that are part of Cobalt's dealer website or retail vehicle database infrastructure.

         1.68 "MOWVEN TRANSACTION SYSTEM PROBLEMS" shall have the meaning set forth in Section 7.3.1.

         1.69  "MPP" shall have the meaning set forth in Section 6.1.

         1.70 "MTS VERSION 1.0" shall mean GEAutoDirect as it has been modified at such time as the Phase described as Version 1.0 in Section I of the MPP is reached.

         1.71 "MTS VERSION 2.0" shall mean the Enhancements as they exist when the Phase described as Version 2.0 QA & Test in Section I of the MPP has been substantially completed.

         1.72  "NEWCO" shall have the meaning set forth in Section 10.7.

         1.73  "NEWCO STOCK" shall have the meaning set forth in Section 10.7.

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         1.73.5 "NON-MOWVEN REVENUE" shall mean any revenues received by
Cobalt for the provision of services or products of Cobalt which are not services or products of Mowven.

         1.74   "OEM" shall have the meaning set forth in the Recitals.

         1.75   "OFFER NOTICE" shall have the meaning set forth in Section
11.6.3.1.

         1.76   "OPERATING PLAN" shall have the meaning set forth in Section
3.1.

         1.77 "PARTY" and "PARTIES" shall have the meanings set forth in the Preamble.

         1.78 "PAYMENT ALTERNATIVE A" shall mean a mix of cash, original principal balance of Promissory Note and percentage of Newco Stock determined by GE Capital, in its sole discretion pursuant to either Option A-1 or Option A-2 set forth below.

                1.78.1 Pursuant to Option A-1, GE Capital may select in the Election Notice (a) an amount of cash no greater than $7,500,000, and
         (b) a Promissory Note with an original principal balance no greater than the greater of $10,000,000 or six and one-half (6.5) times the EBITDA of Mowven during the twelve month period ending on the Appraisal Date. If GE Capital selects Option A-1, then the actual payment of the GE Capital Share shall be made by Cobalt, assuming that the GE Capital Share will be paid in accordance with Payment Alternative A pursuant to Section 10.7.1, and will include (i) an amount of cash no less than the amount selected by GE Capital in the Election Notice, (ii) a Promissory Note with an original principal balance no less than the amount selected by GE Capital in the Election Notice, and (iii) a percentage of all of the Newco Stock, on a Fully Diluted Basis as of the consummation of the Qualified Public Offering, equal to the result obtained by dividing (1) the remainder obtained by subtracting from the GE Capital Share the sum of (x) the amount of cash pursuant to clause (i) above, plus (y) the original principal amount of the Promissory Note pursuant to clause (ii) above, by (2) the Mowven FMV.

                1.78.2 Pursuant to Option A-2, GE Capital may select in the Election Notice (a) an amount of cash no greater than $7,500,000, and
         (b) a percentage (up to and including 100%) of the remainder of the GE Capital Share after subtracting the cash selected pursuant to clause (a) in Newco Stock. If GE Capital selects Option A-2, then the actual payment of the GE Capital Share shall be made by Cobalt, assuming that the GE Capital Share will be paid in accordance with Payment Alternative A pursuant to Section 10.7.1, and will include
         (i) an amount of cash equal to the amount selected by GE Capital in the Election Notice, (ii) a percentage of all of the Newco Stock, on a Fully Diluted Basis as of the consummation of the Qualified Public Offering, no less than (A) the percentage of Newco Stock selected by GE Capital in the Election Notice, multiplied by (B) the result obtained by dividing (1) the remainder obtained by subtracting from the GE Capital Share the amount of cash pursuant to clause (i) above, by (2) the Mowven FMV, and (iii) cash in an amount, a Promissory
         Note with an original principal
         balance or a combination of cash in an amount and a Promissory Note with an original principal balance, equal to (I) the GE Capital
         Share, minus (II) the sum of (X) the amount of cash pursuant to clause (i) above, and (Y) the percentage of Newco Stock pursuant to clause (ii) above multiplied by the Mowven FMV.

         1.79 "PAYMENT ALTERNATIVE B" shall mean a mix of cash, original principal balance of Promissory Note and shares of Cobalt Common determined by GE Capital, in its sole discretion pursuant to either Option B-1 or Option B-2 set forth below.

              1.79.1 Pursuant to Option B-1, GE Capital may select in the Election Notice or Payment Alternative B Notice(a) an amount of cash no greater than $7,500,000, and (b) a Promissory Note with an original principal balance no greater than the greater of $10,000,000 or six and one-half (6.5) times the EBITDA of Mowven during the twelve month period ending on the Appraisal Date. If GE Capital selects Option B-1, then the actual payment of the GE Capital Share shall be made by Cobalt, assuming that the GE Capital Share will not be paid in accordance with Payment Alternative A pursuant to Section 10.7.1, and will include (i) an amount of cash no less than the amount selected by GE Capital in the Election Notice or Payment Alternative B Notice, (ii) a Promissory Note with an original principal balance no less than the amount selected by GE Capital in the Election Notice or Payment Alternative B Notice, and
         (iii) an amount of Cobalt Common, valued at the Cobalt Valuation Amount, equal to the remainder obtained by subtracting from the GE Capital Share the sum of (x) the amount of cash pursuant to clause
         (i) above, plus (y) the original principal amount of the Promissory Note pursuant to clause (ii) above.

              1.79.2 Pursuant to Option B-2, GE Capital may select in the Election Notice or Payment Alternative B Notice (a) an amount of cash no greater than $7,500,000, and (b) an amount of Cobalt Common, valued at the Cobalt Valuation Amount, equal in value to no more than 25% of the GE Capital Share. If GE Capital selects Option B-2, then the actual payment of the GE Capital Share shall be made by Cobalt, assuming that the GE Capital Share will not be paid in accordance with Payment Alternative A pursuant to Section 10.7.1, and will include (i) an amount of cash no less than the amount selected by GE Capital in the Election Notice or Payment B Alternative Notice, (ii) an amount of Cobalt Common, valued at the Cobalt Valuation Amount, no less than the amount selected by GE Capital in the Election Notice or Payment B Alternative Notice, and
         (iii) a Promissory Note with an original principal balance equal to
         (I) the GE Capital Share, minus (II) the sum of (X) the amount of cash pursuant to clause (i) above, and (Y) the value of the Cobalt Common, valued at the Cobalt Valuation Amount, pursuant to clause
         (ii) above.

         1.80 "PAYMENT ALTERNATIVE B NOTICE" shall have the meaning set forth in Section 10.7.2.

         1.81  "PERIOD" shall have the meaning set forth in Section 3.1.

         1.82 "PRIVATE LABEL SERVICE" shall mean all Internet-based, wholesale Automobile listing and purchasing systems that Cobalt makes available to GE Capital or markets to third parties such as OEMs and automobile dealers and lessors for use by GE Capital or such third parties, as the case may be, as a private label, Internet-based, wholesale Automobile listing and purchasing system, which system may include all or less than all of the features included and/or Automobiles listed in Mowven as made available on MotorPlace.

         1.83 "PROMISSORY NOTE" shall mean a promissory note in the form of EXHIBIT N attached hereto which provides for a term of five years from the date of its issuance, an interest rate equal to 425 basis points in excess of the LIBOR Rate in effect from time to time (but reset only on a monthly basis), quarterly interest payments only during the first year after issuance and quarterly payments of interest and principal (based on a 4 year amortization commencing on the first anniversary of the issuance date) thereafter.

         1.84 "QUALIFIED PUBLIC OFFERING" shall mean the effectiveness of a registration statement under the Securities Act of 1933 covering some or all of the Newco Stock.

         1.85  "RENEWAL TERMS" shall have the meaning set forth in Section
10.1.

         1.86  "REUSABLE COMPONENT" shall have the meaning set forth in
Section 11.6.4.

         1.87 "REVENUE" shall mean the revenue (consisting of cash received, net of rebates, discounts, refunds and similar payments) derived from Mowven including revenues of the type listed in the Revenue Model attached hereto as EXHIBIT A.

         1.88  "REVIEW DATE" shall have the meaning set forth in Section 3.2.

         1.89  "REVIEW TRIGGER" shall have the meaning set forth in Section
3.1.9.

         1.90  "REVIEW TRIGGER EVENT" shall have the meaning set forth in
Section 3.2.

         1.91 "SCHEDULED MAINTENANCE PERIODS" shall mean scheduled maintenance periods (a) that last no longer than two hours per day between the hours of 2:00 a.m. and 6:00 a.m. Eastern Standard Time, (b) that are preceded by no less than two weeks prior written notice to the other Party, or (c) at such times as to which the Parties may agree in writing.

         1.92 "SELLER FEES" shall mean the fees payable by Mowven Customers when such Mowven Customers list and/or sell Automobiles on Mowven.

         1.93  "SEMI-ANNUAL PERIOD" shall have the meaning set forth in
Section 3.1.

         1.94  "SPIN-OFF NOTICE" shall have the meaning set forth in Section
10.7.

         1.95  "STEERING COMMITTEE" shall have the meaning set forth in
Section 4.1.

         1.96 "SUBMISSION DATE" shall have the meaning set forth in Section 10.6.3.

         1.97 "TELERATE PAGE 3750" means the page designated as "3750" on the Dow Jones Market service (formerly known as the "Telerate Service"), or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollar deposits.

         1.98  "TERM" shall have the meaning set forth in Section 10.1.

         1.99  "TERMINATING PARTY" shall have the meaning set forth in
Section 10.2.

         1.100 "TERRITORY" shall mean the United States and Canada.

         1.101 "THIRD FIRM" shall have the meaning set forth in Section
10.6.3 .

         1.102 ***confidential treatment requested***

         1.103 "WEB SITE PROBLEMS" shall have the meaning set forth in
Section 7.2.1.

         1.104 "WRITTEN SPECIFICATION" shall have the meaning set forth in
Section 6.1.1.

In this Agreement, (a) unless the context otherwise requires, words denoting the singular include the plural and vice versa and words denoting any gender include all genders, (b) the words "including", "includes" and "included" shall mean "including (or includes or included) without limitation," (c) any reference to a statute shall mean the statute, as amended, in force at the date hereof, and (d) all dollar amounts are expressed in the currency of the United States of America.

2.  MOWVEN

         2.1 EXCLUSIVITY. Upon completion (defined as meeting the milestone referred to as such in the MPP) of MTS Version 1.0, Cobalt shall make Mowven available on MotorPlace and, as soon as practicable thereafter, as a Private Label Service. Mowven will be the exclusive wholesale Automobile business-to-business sale module on MotorPlace, and will be the only Internet-based wholesale Automobile listing and purchasing system that Cobalt operates, develops, hosts, manages or controls for use by OEMs, automobile dealers and lessors in the Territory.

         2.2 GE CAPITAL USE OF MOWVEN. GE Capital will list on Mowven some or all of the Automobiles that it offers for sale in the Territory which it has leased (as lessor), financed (as lender) or for which it services the associated leases or loans for third parties (unless such third parties prohibit the listing on Mowven of their Automobiles) including, to the extent multiple listing is practicable because of the existence of appropriate sale notification features and subject to any legal or contractual restrictions on multiple listings of Automobiles to which GE Capital may be subject, at least the same Automobiles as it lists on any other Internet-based wholesale Automobile listing and purchasing system intended primarily for use by wholesale buyers of Automobiles in the

Territory that has substantially the same type of functionality as Mowven. ***confidential treatment requested*** GE Capital shall use its commercially reasonable efforts to promote the use of Mowven to all of its remarketing and servicing customers for whom it arranges the sale of Automobiles. After the time that clause (b)(4) of Section 1.22 ceases to apply, (a) if First National Bank of Nevada elects not to list Automobiles on Mowven in MotorPlace, then GE Capital shall have the right to list Automobiles leased or financed by First National Bank of Nevada on a Private Label Service made available to GE Capital by Cobalt (or on GEAutoDirect in its current or any enhanced form) without being assessed any Seller Fees related to such Automobiles, and (b) if any of the Persons listed on EXHIBIT B elect not to list Automobiles on Mowven in MotorPlace, then GE Capital shall have the right to list Automobiles leased or financed by such Persons on a Private Label Service made available to GE Capital by Cobalt and such Persons shall be assessed Seller Fees in an amount determined in good faith by the ***confidential treatment requested***

         2.3 FULFILLMENT SERVICES AGREEMENT. On or before the Effective Date, Cobalt and GE Capital will execute and deliver to each other the Fulfillment Services Agreement attached hereto as EXHIBIT C.

         2.4 REVENUE MODEL. The Steering Committee will develop the pricing for Mowven services in accordance with the Revenue Model attached hereto as EXHIBIT A. The Steering Committee shall price all services offered to Mowven Customers as part of Mowven in a commercially reasonable manner, competitive with the prices offered by others in the relevant industry or industries.

3.  FINANCIAL OPERATION OF MOWVEN

         3.1 DEVELOPMENT OF SEMI-ANNUAL OPERATING PLAN. For (a) the period beginning with the Effective Date and ending December 31, 2000 (the "INITIAL PERIOD"), and (b) each of the six month periods during the Term thereafter (each, a "SEMI-ANNUAL PERIOD"), the Parties shall agree upon a written operating plan for the respective period (each an "OPERATING PLAN"). Each Operating Plan shall set forth the information and tasks relating to the development, operation and marketing of Mowven during the applicable Initial Period or Semi-Annual Period (each, a "PERIOD"), or such shorter period if the Operating Plan is revised in accordance with Section 3.2, and shall address the following matters:

               3.1.1    Strategy;

               3.1.2    Staffing;

               3.1.3 Development plans, including development of MTS Version 1.0 and the Enhancements;

               3.1.4    Marketing plans;

               3.1.5    Operating goals (both financial and operational);

               3.1.6    Revenue projections;

               3.1.7    Expense Share;

               3.1.8 an expense budget reflecting all Expenses expected to be incurred during the applicable Period; and

               3.1.9 Review triggers that may include minimum revenue targets and other developmental and operational milestones appropriate for the particular Period (the "REVIEW TRIGGERS").

The Operating Plan for the Initial Period is attached hereto as EXHIBIT D. By April 30 and October 31 of each year during the Term, the Steering Committee will agree upon, and submit to the Parties, a draft Operating Plan for the immediately succeeding Period. If the Steering Committee is unable to agree upon a draft Operating Plan for any Period by such date, then the Steering Committee shall submit to the Parties, by such date, a draft Operating Plan containing all of the items upon which the Steering Committee has reached agreement and, for each other item of the draft Operating Plan, each of the alternatives proposed for such item by the members of the Steering Committee. By May 31 and November 30 of each year during the Term, the Parties will agree upon and adopt the Operating Plan for the immediately succeeding Period. If the Parties are unable to agree upon the Operating Plan for any Period by such date, any outstanding issues shall be resolved as provided in
Section 3.3.

         Each Party agrees that, notwithstanding any rights it may have pursuant to this Agreement not to agree on the Operating Plan for the first Semi-Annual Period, it shall be liable for ***confidential treatment requested*** (or such greater amount as the Parties agree) of Expenses for the development of MTS Version 1.0 and the Enhancements during the first Semi-Annual Period; provided, however, that GE Capital shall not be so obligated if (1) the items marked with an "*" on Section 2.2 of the Operating Plan for the Initial Period have not been accomplished by the end of the Initial Period and GE Capital used commercially reasonable efforts to cooperate with Cobalt to enable such milestone to be met by such date, or (2) any Expenses for development of MTS Version 1.0 and the Enhancements during the Initial Period or the first Semi-Annual Period are not incurred or committed to be incurred in a manner consistent with normal software development project management standards.

         In connection with the preparation of each Operating Plan, each Party shall (x) disclose to the Steering Committee any efforts which it is then undertaking independently of this Agreement to develop a feature or functionality which is intended to be part of Mowven to the extent that such undertaking is known to the members of the Steering Committee appointed by such Party, and (y) use commercially reasonable efforts to make available to Mowven, on terms and conditions acceptable to the Parties, such feature or functionality when it has been developed.

         3.2 FAILURE TO MEET REVIEW TRIGGERS. Within five (5) Business Days after the date fixed in the Operating Plan for a Review Trigger, or at any time during the last two weeks of the third month of each Period if no such date has been fixed with respect to review of a Review Trigger, the Steering Committee shall review the actual performance of Mowven to determine whether the applicable Review Trigger has been achieved, completed, or otherwise satisfied (each date by which the Steering Committee is required to review the actual performance of Mowven pursuant to this sentence being called a "REVIEW DATE"). The Steering Committee shall determine whether (i) a Review Trigger has not been achieved, completed or satisfied by the applicable date, (ii) any Review Trigger likely will not be achieved, completed or satisfied during the applicable Period, and (iii) actual Expenses incurred during the Period related to any line item of the then-applicable Expense Budget have deviated or are likely to deviate from the appropriate Expense Budget line item by more than fifteen percent (15%) (each of the items in clauses (i), (ii) and (iii) being referred to as a "REVIEW TRIGGER EVENT"); provided, however, that if two or more members of the Steering Committee disagree with any determination made by the Steering Committee as to whether a Review Trigger Event has occurred, such dispute shall be submitted to the Parties for resolution and, if the Parties are unable to resolve such dispute within five (5) Business Days after its submission, such dispute shall be resolved pursuant to Section 3.3. If the Steering Committee determines (or if it is so determined as a result of the dispute resolution process set forth in the immediately preceding sentence) that a Review Trigger Event has occurred, then, no later than fifteen (15) Business Days after the date of such determination, the Steering Committee shall reevaluate the Operating Plan and either (x) submit to the Parties a draft revision to the Operating Plan, including as necessary the Expense Budget, for such Period containing all of the items upon which the Steering Committee has reached unanimous agreement and, for each other item of the draft revision to the Operating Plan, each of the alternatives proposed for such item by the members of the Steering Committee, or (y) unanimously agree that no such revision is necessary and so notify the Parties. No later than ten (10) Business Days after the Steering Committee submits to the Parties the draft revision to the Operating Plan or notifies the Parties that no such revision is necessary, the Parties will either agree upon and adopt a revision to the Operating Plan for such Period or agree that no such revision is necessary. If the Parties are unable to agree upon a revision to the Operating Plan for such Period or that no such revision is necessary within such ten (10) Business Day period, then any outstanding issues shall be resolved as provided in Section 3.3.

         3.3 DISPUTE RESOLUTION. If the Parties are unable to agree on (a) an Operating Plan by the applicable dates set forth in Section 3.1, (b) any revision to an Operating Plan or that such a revision is not necessary by the applicable dates set forth in Section 3.2, (c) whether a Review Trigger Event has occurred by the applicable dates set forth in Section 3.2, or (d) any other matter requiring the joint or mutual agreement or determination of the Parties pursuant to Section 3, then in each such case the Parties shall submit any outstanding issues to the President or Chief Executive Officer of each of Cobalt and GE Capital, who shall undertake promptly, in good faith, to discuss and resolve such issues.

               3.3.1 If any disagreement which does not relate to an Expense Budget, pursuant to clause (c) or (d) of Section 3.3, is not resolved by the Parties' respective Presidents or Chief Executive Officers within ten (10) Business Days after their first substantive discussion related thereto, then such disagreement shall be resolved by the Steering Committee.

               3.3.2 If any disagreement, which does relate to an Expense Budget, pursuant to clause (a), (b), (c) or (d) of Section 3.3 is not resolved by the Parties' respective Presidents or Chief Executive Officers within ten (10) Business Days after their first substantive discussion related thereto, then:

                      3.3.2.1 subject to Section 3.4, the Party that proposed
               the lower Expense Budget (the "LOW BIDDER") shall be liable for a share of the Expenses for the Period (or remaining portion thereof) as to which the dispute relates equal to fifty percent (50%) of the lower Expense Budget it proposed;

                      3.3.2.2 the Party that proposed the higher Expense
               Budget (the "HIGH BIDDER") shall have the right to establish the Expense Budget for the Period (or remaining portion thereof) as to which the dispute relates at any amount it determines in its discretion (but no lower than the Expense Budget proposed by the Low Bidder and no higher than the Expense Budget proposed by the High Bidder);

                      3.3.2.3 the High Bidder shall be liable for all of the
               Expenses for the Period (or remaining portion thereof) as to which the dispute relates other than those which are the liability of the Low Bidder pursuant to Section 3.3.2.1;

                      3.3.2.4 the Cumulative Expense Share shall be
               recalculated at the end of each calendar month following the date that the High Bidder establishes the Expense Budget pursuant to Section 3.3.2.2; and

                      3.3.2.5 the Low Bidder shall have the right to
               terminate this Agreement by providing at least six months' prior written notice of the effective date of termination to the High Bidder; provided, however, that the Low Bidder may not give such a termination notice prior to the first anniversary of the Effective Date.

               3.3.3 Upon termination of this Agreement by GE Capital pursuant to Section 3.3.2, Cobalt shall pay GE Capital the GE Capital Share pursuant to the terms of Section 10.7.

               3.3.4 Upon termination of this Agreement by Cobalt pursuant to Section 3.3.2, at GE Capital's option, either (a) Cobalt shall pay to GE Capital the GE Capital Share pursuant to the terms of
         Section 10.7, or (b) (i) GE Capital shall pay to Cobalt the Cobalt Share within five (5) Business Days after the Mowven FMV is agreed upon by the Parties or determined pursuant to Section 10.6, (ii) Cobalt shall assign to GE Capital all of its right, title and interest in Mowven, including, without limitation, the right to operate Mowven in MotorPlace and/or elsewhere, all data and information regarding the Mowven Customers (but only to the extent it relates to Mowven) and the operations of Mowven and the right to employ the Mowven Manager, and (iii) the provisions of
         Section 11.4 shall apply to Cobalt.

         3.4 EXPENSE SHARING. During each Period during the Term, in accordance with the procedures set forth in Section 3.6, GE Capital shall be liable for a portion of each Expense equal to the Expense Share as it existed on the date that such Expense was incurred (as determined in accordance with GAAP). If either Party has paid Expenses during any Period in excess of the amount for which it is responsible pursuant to this Section 3.4, then the other Party shall reimburse such Party for the amount of such excess, all as provided in Section 3.6. The Parties acknowledge that if the Steering Committee incurs any expenses which do not constitute Expenses because they were incurred without having been authorized or ratified pursuant to the terms of this Agreement, then Cobalt shall be solely liable for paying such expenses and the fact that Cobalt paid such expenses shall not be taken into account in determining the Cumulative Expense Share. The Parties further acknowledge that the liability of GE Capital for Expenses is solely a reimbursement obligation to Cobalt to reimburse Cobalt for the Expense Share of Expenses and does not constitute an obligation of GE Capital to pay any amounts to any third parties unless GE Capital agrees to pay such a third party directly.

         3.5 REVENUE SHARING. During each Period during the Term, in accordance with the procedures set forth in Section 3.6, Cobalt shall pay to GE Capital a percentage of the Revenue received during such Period, which percentage shall be equal to the Cumulative Expense Share as it existed on the date that such Revenue was earned (as determined in accordance with GAAP); provided that all Revenue derived from fees for Fulfillment Services provided by GE Capital or its contractors pursuant to the Fulfillment Services Agreement shall be paid to GE Capital. The Parties intend that (a) if Cobalt provides services or products of Mowven to any Person as a package with services or products of Cobalt which are not services or products of Mowven, or in any other manner which results in revenues (including payment in the form of equity) being provided to Cobalt in addition to its share of the Revenue, then the revenue (including payment in the form of equity) received by Cobalt in such a transaction shall be allocated between Revenue and Non-Mowven Revenue, in good faith, on a commercially reasonable basis consistent with the amount of Revenue which would have been realized from a provision of similar services or products to a similarly situated customer in a transaction which did not include the generation of any Non-Mowven Revenues or result in any revenues (including payment in the form of equity) being provided to Cobalt in addition to its share of the Revenue, and (b) all revenues derived by Cobalt from any Internet-based wholesale Automobile listing and purchasing system shall constitute Revenue.

         3.6 PAYMENT AND DISTRIBUTION OF EXPENSES AND REVENUE. Cobalt shall prepare a monthly reconciliation of the Revenue and Expenses of Mowven for the immediately preceding calendar month (the "MONTHLY RECONCILIATION REPORT") and deliver such report to GE Capital on the later of (i) the fifteenth (15th) Business Day of each month or (ii) fifteen (15) Business Days after GE Capital has delivered to Cobalt all information within GE Capital's control that Cobalt requires to prepare the Monthly Reconciliation

Report. The Monthly Reconciliation Report shall include (a) the Cumulative Expense Share as of the end of the month then ended, (b) the total amount of Revenue received and Expenses incurred by each Party, set forth on both a cash and an accrual basis, itemized as provided in EXHIBIT L, and (c) the net amount owed by one Party to the other after calculation of the amounts due and payable pursuant to Sections 3.4 and 3.5 on a cash basis; provided, however, that following the termination or expiration of this Agreement, (x) GE Capital shall continue to be liable to pay to Cobalt its share of any Expenses (determined in accordance with Section 3.4) which were incurred prior to the date of such termination or expiration, and (y) Cobalt shall continue to be liable to pay to GE Capital its share of any Revenues earned (determined in accordance with Section 3.5) prior to the date of such termination or expiration. GE Capital or Cobalt, as the case may be, shall pay to the other Party the net amount owed as set forth on the Monthly Reconciliation Report (by wire transfer to such account as may be designated in writing by the Party from time to time) within five (5) Business Days of the date on which such report is delivered to GE Capital. Each party shall be liable for its own bank fees and related expenses in connection with the payment of any amounts due hereunder.

4.  MANAGEMENT AND PERSONNEL

         4.1 STEERING COMMITTEE. A "STEERING COMMITTEE" comprised of ***confidential treatment requested*** employees of Cobalt (each, a "COBALT MEMBER") and ***confidential treatment requested*** employees of GE Capital (each, a "GE CAPITAL MEMBER") shall direct and manage the development, operation and marketing of Mowven. The initial members of the Steering Committee are identified on EXHIBIT E. Each member of the Steering Committee shall be designated by his or her employer annually and shall hold office until such member's resignation, inability to serve or removal by the respective designating Party. The Party responsible for designating any member of the Steering Committee shall have the sole authority to designate a replacement for such member in the event such member resigns from, becomes unable to serve on, or is removed from, the Steering Committee. The Steering Committee shall meet no less frequently than monthly to review the performance of Mowven as compared to the then-applicable Operating Budget.

         4.2 GENERAL POWERS OF STEERING COMMITTEE. Except as may be provided otherwise in this Agreement, the Steering Committee shall have complete and exclusive discretion in the management and control of the development, promotion, and operation of Mowven; provided, however, that the Steering Committee shall make all decisions in accordance with the Operating Plan for the applicable Period. Except as may be provided otherwise in this Agreement, the Steering Committee shall possess the power and authority to do all things necessary or convenient to carry out the development, promotion, and operation of Mowven.

         4.3 LIMITATIONS OF POWERS OF THE STEERING COMMITTEE. None of the following actions shall be taken without the unanimous vote or unanimous written consent of the members of the Steering Committee:

               4.3.1 any material expansion of Mowven's scope of activities beyond providing Internet-based wholesale Automobile listing and purchasing services for OEMs, automobile dealers and lessors in the Territory;

               4.3.2 marketing activities other than in accordance with the marketing plans set forth in the then-applicable Operating Plan;

               4.3.3 incurring any Expenses that would cause an increase in excess of 15% for the applicable line item in the Expense Budget that is part of the then-applicable Operating Plan;

               4.3.4 any act that would make it impossible to carry on the ordinary business of Mowven;

               4.3.5 the development of Mowven other than pursuant to an Operating Plan;

               4.3.6 the authorization of any previously unidentified capital expenditures exceeding Twenty Thousand Dollars ($20,000) in the aggregate in any Period that is not otherwise authorized in the then-applicable Operating Plan; and

               4.3.7 incurring any Expenses that would cause the aggregate Expenses incurred during any Period to exceed the total amount of Expenses provided for in the Expense Budget for such Period by more than $200,000; provided, however, that the $200,000 amount contained in this Section 4.3.7 may be increased or decreased by the Parties for any Period in the then-current Operating Plan, so long as such increase or decrease has been approved by both Parties.

         4.4   MEETINGS OF THE STEERING COMMITTEE; ACTION BY THE STEERING
               COMMITTEE.

               4.4.1 REGULAR MEETINGS. The members of the Steering Committee may provide by resolution the time for the holding of regular meetings of the Steering Committee without other notice than such resolution. All regular meetings shall be held at the location or locations agreed upon by the members of the Steering Committee. An agenda describing the business to be transacted at, and the purpose of, any regular meeting of the members of the Steering Committee, together with any relevant documentation related thereto, must be given by the Mowven Manager to each member of the Steering Committee at least five (5) calendar days prior to the date of such meeting. The members of the Steering Committee may not transact any business at a regular meeting of the Steering Committee which is not described on the agenda for such meeting unless at least four (4) members of the Steering Committee agree otherwise.

               4.4.2 SPECIAL MEETINGS. Special meetings of the Steering Committee may be called by or at the request of any member of the Steering Committee. All special meetings shall be held at the location specified in the notice therefor.

               4.4.3 NOTICE OF MEETINGS. Notice of any special meeting of the Steering Committee shall be given at least five (5) calendar days previously thereto by written notice delivered personally or sent by mail, overnight courier service, telecopy or telegram to each member of the Steering Committee at his or her address as shown by the records of the Steering Committee. If mailed, such notice shall be deemed to be delivered three (3) Business Days after being deposited in the United States mail in a sealed envelope so addressed, with postage thereon prepaid. If notice be given by telegram, overnight courier service or telecopy, such notice shall be deemed to be delivered the following Business Day. Any member of the Steering Committee may waive notice of any meeting. The attendance of a member of the Steering Committee at any meeting shall constitute a waiver of notice of such meeting, except where a member of the Steering Committee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. The business to be transacted at, and the purpose of, any special meeting of the member of the Steering Committee must be specified in the notice of such meeting and any relevant documentation related thereto must accompany such notice. The members of the Steering Committee may not transact any business at a special meeting of the Steering Committee which is not described in the notice for such meeting unless at least four (4) members of the Steering Committee agree otherwise.

               4.4.4 QUORUM AND VOTING OF THE STEERING COMMITTEE. Each member of the Steering Committee shall have one vote. At least four members of the Steering Committee shall constitute a quorum for the transaction of business by the Steering Committee. Except as specifically provided otherwise in this Agreement, the act of at least three members of the Steering Committee present at a meeting at which a quorum is present shall be the act of the Steering Committee.

               4.4.5 INFORMAL ACTION BY STEERING COMMITTEE. Any action required to be taken at a meeting of the Steering Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by at least four (4) of the members of the Steering Committee.

               4.4.6 COMMUNICATIONS EQUIPMENT. Members of the Steering Committee may participate in and act at any meeting of the Steering Committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section 4.4.6 shall constitute presence in person at such meeting.

         4.5 MOWVEN MANAGER. The full-time manager of Mowven (the "MOWVEN MANAGER") shall be a Cobalt Member designated by Cobalt with the approval of GE Capital, such approval not to be unreasonably withheld or delayed. The Mowven Manager shall have such authorities and duties as may be delegated to him or her from time to time by the Steering Committee, and shall be responsible for the day-to-day business and operations of Mowven; provided, however, that the Mowven Manager shall exercise his or her authority only in accordance with the then-applicable Operating Plan. The Mowven Manager shall be subject to performance benchmarks, including financial goals, as set forth in the then-applicable Operating Plan. In the event that the Mowven Manager fails to meet the performance benchmarks for any Period (or if GE Capital determines, at any Review Trigger Date, that any performance benchmark will not be achieved, completed or satisfied during the applicable Period), then GE Capital may notify Cobalt that it must establish and implement a performance plan acceptable to GE Capital, such acceptance not to be unreasonably withheld or delayed, which must be met by the Mowven Manager during the ninety (90) calendar day period commencing on the date that Cobalt is so notified. If the Mowven Manager does not satisfy such performance plan during such ninety (90) calendar day period, then GE Capital may establish and implement a performance plan acceptable to Cobalt, such acceptance not to be unreasonably withheld or delayed, which must be met by the Mowven Manager during the ninety (90) calendar day period commencing on the date that the performance plan established and implemented by Cobalt expires. If the Mowven Manager does not satisfy such performance plan during such ninety (90) calendar day period, then, at the request of GE Capital, Cobalt shall replace the Mowven Manager with another Cobalt Member designated by Cobalt with the approval of GE Capital, such approval not to be unreasonably withheld or delayed; it being acknowledged that Cobalt has no obligation to terminate the employment of the Mowven Manager but may reassign him or her to other duties within Cobalt unrelated to Mowven. The Mowven Manager shall at all times conduct him or herself, and carry out his or her management responsibilities, in a professional and ethical manner consistent with the General Electric Capital Corporation Integrity Standards attached hereto as EXHIBIT F, as such standards may be revised for general application to GE Capital and its employees from time to time.

         4.6 PRODUCT MANAGEMENT AND OPERATIONS FUNCTIONS. GE Capital shall designate such GE Capital personnel as it determines, in its sole discretion, to manage, subject to the general authority of the Steering Committee and the supervision of the Mowven Manager, Mowven's product management and operations functions.

         4.7 EMPLOYEES. Each Party shall assign such personnel as may be necessary, from time to time, to participate in the development, promotion, operation, management and support of Mowven as contemplated by the then-applicable Operating Plan. Each Party shall have exclusive control over the means and manner by which its employees perform the services called for in this Agreement. Each Party shall be solely responsible for supervising and managing their own employees in all respects including, without limitation,
(a) hiring, firing, training and disciplining (for all matters, including without limitation for performance and/or conduct), and (b) supervising all other labor conditions (such as working hours, vacations, holidays and personal leave). Each Party shall promptly notify the other Party of any complaints received from employees of the other Party related to (i) the performance of the other Party of its obligations under this Agreement, or
(ii) the other Party's conduct as an employer. In the event that any Party has any complaints or other comments related to the performance of any employees of the other Party providing services as contemplated in this
Section 4.7, it shall notify one of the members of the Steering Committee appointed by the Party as to whose employees it has such complaints or other comments. Each Party shall be solely responsible for all salary, benefits, and other compensation and work-related expenses arising from or relating to, its employees who provide services in connection with Mowven, regardless of whether such expenses are Expenses provided for in the then-applicable Operating Plan. Each Party shall satisfy its respective withholding and other liabilities associated with any payroll or other taxes applicable to its employees' compensation and all other requirements that may be applicable to its respective employees' employment status, and shall comply with applicable employment agreements. Each such employee, including the Cobalt Members and the GE Capital Members, shall remain an employee of the Party that assigned such employee to participate in Mowven, shall not be deemed to be an employee of the other Party and shall sign an acknowledgement to that effect prior to providing any services as contemplated by this
Section 4.7. Each Party shall be responsible to its employees and third parties for all employer liabilities. No employee of one Party shall have authority to bind the other Party.

         4.8 CONTINUITY AND REPLACEMENT OF EMPLOYEES. Each Party acknowledges that continuity of participation by its designated employees as members of the Steering Committee and otherwise as participants in the development, promotion, operation, management and support of Mowven is important to its success. Each Party shall use commercially reasonable efforts to maintain the continuity of participation by each of its designated employees in Mowven during each Period. Each Party will use commercially reasonable efforts to replace each designated employee whose participation in Mowven terminates with personnel who, in the reasonable judgment of such Party, are capable of satisfactorily carrying out the responsibilities formerly performed by the departing employee, provided that such Party determines it is necessary for such employee to be replaced to meet the requirements of the then-applicable Operating Plan. A Party will use commercially reasonable efforts to effect such replacement within ten (10) Business Days of the date on which an employee's participation in Mowven terminates.

5.  SOFTWARE LICENSE

         On or before the Effective Date, Cobalt and GE Capital will execute and deliver to each other the Software License attached hereto as EXHIBIT G (the "LICENSE").

6.  DEVELOPMENT OF ENHANCEMENTS

         6.1 DEVELOPMENT. The Parties shall use commercially reasonable efforts to develop MTS Version 1.0 and the Enhancements in accordance with a Master Product Plan ("MPP"), which will set forth the principal features of MTS Version 1.0 and the Enhancements and the sequencing of the development plan with respect thereto. An initial draft of the MPP is attached hereto as EXHIBIT M. The final version of the MPP, MTS Version 1.0 and each Enhancement shall be approved and revised, from time to time, by the Parties and incorporated into the Operating Plan. The Parties shall cooperate in good faith in providing information, personnel, and such other resources as may be necessary and appropriate, as determined by the Steering Committee in accordance with the then-applicable Operating Plan, to facilitate the specification and development of MTS Version 1.0 and the Enhancements, to develop mutually agreeable procedures for acceptance testing, and to otherwise facilitate the performance of the Parties' respective obligations hereunder.

               6.1.1 WRITTEN SPECIFICATIONS. MTS Version 1.0 and each Enhancement will be developed according to the functional and technical specifications therefor set forth in the applicable MPP (the "WRITTEN SPECIFICATIONS"). Each Written Specification shall include a statement of work describing the steps, technology, personnel and other resources required to develop MTS Version 1.0 and each Enhancement. The Steering Committee shall allocate the work described in the statement of work to either or both Parties, or subcontract all or a portion of such work to one or more third parties, in each case in accordance with the then-applicable Operating Plan.

               6.1.2 MODIFICATIONS TO WRITTEN SPECIFICATIONS. Either Party may propose modifications or changes to the Written Specifications. Any such proposal shall be submitted in writing to the Steering Committee and shall include (i) a description of the proposed modification or change and an explanation of the rationale for the proposal; (ii) the effects on the performance of MTS Version 1.0 or the Enhancement and on the development program therefor resulting from implementation of the proposal (e.g., change in development cost or implementation date); and (iii) alternative solutions and the potential adverse consequences, if any, of not implementing the
         proposal.   The Parties shall review the proposal, together with the
         recommendations of the Steering Committee related to such proposal, and, if mutually agreeable, shall revise the MPP and Operating Plan accordingly; provided, however, that if such proposal is not mutually agreeable, then the MPP and Operating Plan shall be revised to reflect the delays, if any, in the time-frames and deadlines contained therein resulting solely from the Parties' review of such proposal. In no event shall a Party be obligated to commence work on any modification or change to a Written Specification until the MPP and Operating Plan have been revised to reflect such modification or change.

               6.1.3 STORAGE AND VERSION CONTROL. The Parties shall follow such procedures as are appropriate for (a) the storage, backing-up and archiving of any source or object code developed as part of the development process, (b) adequate disaster recovery, and (c) adequate version control for the Enhancements as they are developed and modified.

         6.2 TESTING. The Parties shall jointly approve the acceptance test procedures applicable to MTS Version 1.0 and each Enhancement to determine conformity thereof with its Written Specification. At such time as development of MTS Version 1.0 or an Enhancement is completed, Cobalt shall conduct the acceptance test applicable thereto at its facilities. GE Capital shall be provided at least ten (10) Business Days advance written notice of such acceptance testing and shall be entitled to participate in and monitor the acceptance test. If MTS Version 1.0 or an Enhancement shall fail the acceptance test, as determined mutually by the Parties, then the Parties shall jointly examine the acceptance test results and develop, or require a third party to develop, appropriate modifications to correct the non-conformity to its Written Specifications. Upon correction of the non-conformity, Cobalt shall re-run the acceptance test on MTS Version 1.0 or the Enhancement, as modified. The Parties shall repeat this process until the earlier of successful completion of the acceptance test (as determined mutually by the Parties) or the Parties decide to terminate work on MTS Version 1.0 or the Enhancement, as appropriate. An acceptance test shall be successfully completed at such time as the Parties mutually determine that MTS Version 1.0 or the Enhancement, as appropriate, functions without the occurrence of any demonstrated, reproducible non-conformity to the Written Specification therefor.

         6.3 ACCEPTANCE. At such time as the acceptance test is successfully completed, the Steering Committee may accept MTS Version 1.0 or the Enhancement, as appropriate, as an approved Deliverable.

         6.4 SUBCONTRACTORS. The Steering Committee may engage, on behalf of the Parties, third party subcontractors to develop MTS Version 1.0 and the Enhancements. The Steering Committee shall cause each third party engaged in connection with the development of MTS Version 1.0 and the Enhancements to execute confidentiality and assignment of rights agreements with the Parties prior to such third party's engagement. Such agreements (a) shall be in a form acceptable to Cobalt and to GE Capital and shall provide that the services are a "work-for-hire" pursuant to the United States Copyright Act of 1976, as amended, (b) shall include a full assignment of rights to Cobalt and GE Capital, (c) shall, to the extent permissible pursuant to applicable laws, provide that they are governed by the internal laws (but not the conflict principles) of either the State of Washington or the State of Illinois, (d) shall include a waiver of any "droit moral" or "moral rights of authors" or any similar rights, (e) shall include an assignment of any so-called "rental rights," (f) shall be freely assignable, and (g) shall have confidentiality and non-disclosure provisions acceptable to Cobalt and GE Capital.

         6.5 OWNERSHIP OF ENHANCEMENTS. Except as set forth in Section 6.5.2, the Parties shall be deemed co-authors of the Enhancements. Each Party shall own an undivided 50% interest in the Enhancements and all Intellectual Property Rights embodied therein (including any source code, object code or other Intellectual Property created by any Party, any employee of any Party or, consistent with the requirements of Section 6.4, any subcontractor of a Party or the Parties) as tenants in common, without rights of survivorship, but with full and unrestricted rights to exploit the Enhancements and the Intellectual Property Rights embodied therein subject to the restrictions set forth in this Agreement. Each Party shall (i) execute and deliver such written assignments and other documents and (ii) take any other actions as may be necessary to perfect the other Party's ownership interest and rights in and to the Enhancements and the Intellectual Property Rights embodied therein. Except as provided in Section 11.6, neither Party shall have any obligation to account to the other for any revenues received from use or licensing of the Enhancements. Neither Party shall take or cause to be taken any action that would in any way impair or threaten to impair the rights of the other Party in and to MTS Version 1.0 and the Enhancements. Notwithstanding the foregoing, subject to Section 12.1 and except in the situation described in the proviso to Section 11.8, GE Capital shall be deemed to be the author and the sole owner of MTS Version 1.0.

               6.5.1 ACCESS TO ENHANCEMENTS. At any time during the Term, each Party shall, if requested by the other Party, provide to such Party access to the then-current version of any Enhancements (including all documentation, object code and source code related thereto) in such Party's possession or control (other than Enhancements as to which a Party has no ownership rights pursuant to
         Section 6.5.2).

               6.5.2 LIMITATIONS ON OWNERSHIP OF ENHANCEMENTS. Notwithstanding anything contained in this Section 6.5 to the contrary, (a) GE Capital shall have no ownership or other rights, and Cobalt shall have all right, title and interest, with respect to any Enhancements which are developed after the end of two (2) consecutive Periods during each of which the Expense Share is less than 25%, and (b) Cobalt shall have no ownership or other rights, and GE Capital shall have all right, title and interest, with respect to any Enhancements which are developed after the end of two
         (2) consecutive Periods during each of which the Expense Share is greater than 75%.

         6.6 NO REPRESENTATIONS OR WARRANTIES. NEITHER PARTY WARRANTS THAT MTS VERSION 1.0 OR ANY ENHANCEMENTS WHICH IT IS RESPONSIBLE FOR DEVELOPING WILL MEET ANY SPECIFIC REQUIREMENTS, NOR DO THEY WARRANT THAT THE OPERATION OF MTS VERSION 1.0 OR THE ENHANCEMENTS WILL BE ERROR-FREE. EACH PARTY ASSUMES THE RESPONSIBILITY TO TAKE ADEQUATE PRECAUTIONS AGAINST DAMAGES TO ITS OPERATIONS WHICH COULD BE CAUSED BY DEFECTS OR DEFICIENCIES IN MTS VERSION
1.0 OR THE ENHANCEMENTS. NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN MTS VERSION 1.0 OR THE ENHANCEMENTS WHICH IT IS RESPONSIBLE FOR DEVELOPING. NO OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY (INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE) APPLY TO THE ENHANCEMENTS WHICH EITHER PARTY IS RESPONSIBLE FOR DEVELOPING.

7.       OBLIGATIONS OF THE PARTIES

         7.1   JOINT OBLIGATIONS OF COBALT AND GE CAPITAL

               7.1.1 The Parties shall work together in good faith to develop procedures for the wholesale listing and sale of Automobiles through Mowven, consistent with the standards specified in the MPP.

               7.1.2 Each Party agrees that, in providing products or services in connection with Mowven, it shall (i) take commercially reasonable actions to provide such products and services in a manner consistent with the way in which such products or services were advertised or represented by such Party, and (ii) comply with all applicable laws.

               7.1.3 Neither Party shall grant or consent to the imposition of any lien or other encumbrance on the other Party's interest, if any, in MTS Version 1.0, the Enhancements, GEAutoDirect or the Revenue.

               7.1.4 Each Party shall provide the relevant personnel of such Party with the ongoing documentation, training and instruction reasonably necessary to understand, use and evaluate the operation of Mowven. Each Party shall provide the relevant personnel of the other Party with the ongoing documentation, training and instruction reasonably necessary to understand such Party's service offerings, and the competitive strengths of such offerings, that are relevant to the performance of this Agreement. As may be specified in the Operating Plan, the Parties agree to provide training programs to their respective sales personnel to promote Mowven.

               7.1.5 Each Party shall use its commercially reasonable efforts to perform its responsibilities pursuant to the then-applicable Operating Plan.

         7.2   COBALT OBLIGATIONS

               7.2.1 Cobalt shall host MotorPlace and the MotorPlace Framework (together the "COBALT SITES") and the Mowven Transaction System, to the extent that Cobalt operates such system, on secure file servers so that the Cobalt Sites and the Mowven Transaction System are accessible by users via the Internet twenty-four (24) hours per day, seven (7) days per week, except (a) for interruptions beyond Cobalt's control, (b) upon the occurrence of a Force Majeure Event, or (c) for Scheduled Maintenance Periods. Except in the case of Scheduled Maintenance Periods, Cobalt shall, upon its discovery or receipt of notification that the Cobalt Sites or the Mowven Transaction System are inaccessible or that there are any defects, errors or omissions in the Cobalt Sites or the Mowven Transaction System that materially and adversely affect the performance, delivery, accessibility or availability of Mowven (the "WEB SITE PROBLEMS"), use its best efforts to remedy or cause to be remedied the Web Site Problems within a commercially reasonable time. Cobalt shall, in accordance with high industry standards, check for and take measures to prevent viruses from affecting the Cobalt Sites or the Mowven Transaction System. In the event a virus is discovered, Cobalt will use its best efforts to remove such virus. Failure by Cobalt to maintain the aforementioned standards or comply with the above corrective measures will be considered a material breach of this Agreement. In addition, during the Term, Cobalt shall have in place disaster recovery plans related to the Cobalt Sites and the Mowven Transaction System, to the extent that Cobalt operates such system, consistent with the disaster recovery plans which Cobalt maintains for the sites which it hosts itself.

               7.2.2 Cobalt shall provide technical support to Mowven Customers consistent with the levels of technical support which Cobalt provides to customers of its other products. Such support shall be provided by email and telephone by Cobalt personnel and may, as determined by Cobalt, be provided by Cobalt field-based personnel. Cobalt shall respond to Mowven Customers requiring technical support within one (1) Business Day. GE Capital agrees that, during the time that it hosts the Mowven Transaction System, it will make available to Cobalt, as part of its obligations pursuant to Section 4.7, at least one employee of GE Capital to serve as a consultant to Cobalt regarding technical support issues and one employee of GE Capital to serve as a consultant to Cobalt regarding customer support issues, in each case to provide Cobalt with assistance in connection with its provision of technical support to Mowven Customers on matters related to the Mowven Transaction System.

               7.2.3 Cobalt shall collect all Revenue and shall distribute the Revenue in accordance with Section 3.6 of this Agreement. Cobalt agrees that all such Revenues collected or received by it which are, or could be, the property of GE Capital pursuant to Section 3.5 or
         3.6 shall be handled in a manner such that they are (a) not commingled with any other funds of Cobalt, (b) held in trust for the benefit of GE Capital, and (c) not subjected to the claims of any creditors of Cobalt other than GE Capital.

               7.2.4 Cobalt shall market Mowven primarily to franchised automotive dealers and to wholesale sellers of used Automobiles, in each case as provided in the then-applicable Operating Plan, and will have primary responsibility for managing dealer and seller relationships. Cobalt shall provide such other sales and marketing services as specified in the then-applicable Operating Plan.

         7.3   GE CAPITAL OBLIGATIONS

               7.3.1 This Section 7.3.1 applies only so long as GE Capital operates the Mowven Transaction System. GE Capital shall host the Mowven Transaction System on secure file servers so that the Mowven Transaction System is accessible by users via the Internet twenty-four (24) hours per day, seven (7) days per week, except (a) for interruptions beyond GE Capital's control, (b) upon the occurrence of a Force Majeure Event, or (c) for Scheduled Maintenance Periods. Except in the case of Scheduled Maintenance Periods, GE Capital shall, upon its discovery or receipt of notification that the Mowven Transaction System, and any successors thereto, are disabled or inaccessible or there are any defects, errors or omissions in the Mowven Transaction System that materially and adversely affect the performance, delivery, accessibility or availability of the Mowven Transaction System (the "MOWVEN TRANSACTION SYSTEM PROBLEMS"), use its commercially reasonable efforts to remedy or cause to be remedied the Mowven Transaction System Problems within a commercially reasonable time. GE Capital shall, following procedures generally consistent with industry standards, check for and take measures to prevent viruses from affecting the Mowven Transaction System. In the event a virus is discovered, GE Capital will use its commercially reasonable efforts to remove such virus. In addition, GE Capital shall have in place disaster recovery plans related to the Mowven Transaction System consistent with the disaster recovery plans which GE Capital maintains for the sites which it hosts itself.

               7.3.2 GE Capital shall have the exclusive right to establish and manage a financial clearinghouse to facilitate the liquidity necessary for Mowven Customers to consummate transactions on Mowven; provided, however, that if GE Capital has not established such a financial clearinghouse within ninety (90) calendar days after Cobalt provides GE Capital with written notice that the Steering Committee desires to have Mowven offer such a capability, which notice may not be given by Cobalt prior to January 1, 2001, then Cobalt shall have the right to retain a third party to establish and manage such a financial clearinghouse. The Parties acknowledge that Cobalt shall have the right to charge Mowven Customers for the use of financial clearinghouse services an amount in excess of the amount charged by GE Capital to Cobalt for providing such services; provided, however, that all such excess amounts shall be deemed Revenue.

               7.3.3 Within a reasonable time after Cobalt's request therefor, GE Capital will provide to Cobalt an introduction to senior management of GE Capital's Global Consumer Finance Affiliate in Europe so that Cobalt and GE Capital can jointly present to them the operations and functionalities of Mowven and discuss how the Parties might work together in Europe.

               7.3.4 GE Capital shall assist Cobalt to develop listing relationships with wholesale sellers of used Automobiles. GE Capital shall provide such other sales and marketing services as specified in the then-applicable Operating Plan.

8.  OWNERSHIP OF MOWVEN

         8.1 OWNERSHIP OF MOWVEN. The Parties acknowledge that, subject to Sections 3.4, 3.5, 3.6 and 6.5, Cobalt shall retain the ownership of Mowven and all of its assets. Cobalt shall use its commercially reasonable best efforts to preserve and protect the business and prospects of Mowven and its assets and, subject to Section 8.3, shall not transfer, sell or dispose of any of the assets comprising a part of, or used in connection with, Mowven unless, following such transfer, sale or disposition, Cobalt has sufficient remaining or substitute assets to continue the business of Mowven in the ordinary course, consistent with past practice and the then-current Operating Plan.

         8.2 WARRANTS. On the Effective Date, Cobalt shall deliver to GE Capital a duly executed Warrant, exercisable for a number of shares of Cobalt Common, all as provided for and in the form attached hereto as EXHIBIT H.

         8.3 CONTINUITY OF INVESTMENT. Cobalt shall have the right, at any time, to restructure or alter the ownership of MotorPlace or Mowven in any way, including, by way of example and not by way of limitation, a partial or complete spin off of Mowven or MotorPlace by Cobalt, transfer of all or a portion of Mowven to an Affiliate of Cobalt or a third party, sale of a tracking stock based upon the results of Mowven or MotorPlace, or any similar type of transaction which results in some or all of MotorPlace or Mowven ceasing to be solely owned directly by Cobalt in the manner in which either of them are owned on the Effective Date, so long as (a) GE Capital is issued equity or other ownership interests in the restructured entity so that GE Capital owns, immediately following the restructuring or alteration, a portion of such equity or other ownership interests then outstanding equal to a fraction, (i) the numerator of which is the GE Capital Share (provided that, for this purpose, all references to the Appraisal Date referred to in Section 1.65 or 10.6 shall be deemed to be references to the date of such restructuring or alteration), and (ii) the denominator of which is the fair market value of the restructured entity as of the date of such restructuring or alteration (such fair market value to be determined on the same basis, and using the same methodology, as the Mowven FMV is determined), (b) the equity ownership or other ownership interest in the restructured entity issued to GE Capital must be the equivalent of common stock in a corporation including being entitled to dividends and distributions, (c) no equity ownership or other ownership interest in the restructured entity senior or preferred to the equity ownership or ownership interest issued to GE Capital shall be issued, (d) this Agreement is amended and, if necessary, new agreements are executed, to assure that GE Capital retains rights (including, without limitation, economic, governance and other rights) with respect to the restructured entity no less beneficial to it than the rights it has pursuant to this Agreement, and (e) no Person other than GE Capital, Cobalt or an Affiliate of GE Capital or Cobalt owns any of the equity ownership or other ownership interests in the restructured entity; provided, however, that clauses (a) through (e) of this Section 8.3 shall not apply to a transaction consisting solely of Cobalt assigning all of its right, title and interest in Mowven and this Agreement to a wholly-owned subsidiary of Cobalt. Nothing contained in this Section 8.3 shall affect the rights of GE Capital pursuant to Section 10.3.3.

         8.4 PROTECTION OF GE CAPITAL SHARE. Cobalt hereby grants to GE Capital a security interest in all of Cobalt's right, title and interest in the Enhancements to secure Cobalt's performance and payment of all of its obligations pursuant to this Agreement. Cobalt shall execute, at the request of GE Capital, such financing statements or other documents or instruments necessary to perfect such security interest.

9.  INTENTIONALLY OMITTED

10. TERM AND TERMINATION

         10.1 TERM. This Agreement shall be for a term commencing on the Effective Date and ending on December 31, 2005 (the "INITIAL TERM"), subject to earlier termination as provided in this Agreement. Following the Initial Term, this Agreement shall automatically renew for additional one (1) year periods ("RENEWAL TERMS") unless either Party provides written notice to the other Party, at least ninety (90) calendar days prior to the conclusion of the then-current Term, of its intention not to renew. For the purposes of this Agreement, "TERM" shall be deemed to include the Initial Term and any Renewal Term(s).

         10.2 TERMINATION FOR CAUSE. This Agreement may be terminated immediately by either Party (a "TERMINATING PARTY") "for cause" at any time by providing to the other Party written notice containing an effective date of termination and stating that termination is for cause. For purposes of this Agreement, "for cause" means any of the following events with respect to the other Party (the "BREACHING PARTY"):

               10.2.1 The Breaching Party ceases to carry on business as a going concern;

               10.2.2 An Insolvency Event occurs with respect to the Breaching Party;

               10.2.3 Except in connection with a Change of Control, the Breaching Party assigns or transfers any of its rights or responsibilities granted under this Agreement without the prior written consent of the Terminating Party, except as expressly permitted under this Agreement (including pursuant to Sections 6.4 and 8.3);

               10.2.4 The Breaching Party materially breaches Sections 2.1, 6.5, 11 (other than Section 11.9) or the second sentence of Section 12.6 and fails to cure such material breach to the Terminating Party's reasonable satisfaction within sixty (60) calendar days after receipt of written notification from the Terminating Party of such breach; or

               10.2.5 The Breaching Party fails to pay any amount due to the Terminating Party under this Agreement within forty-five (45) calendar days after the Terminating Party has given the Breaching Party written notice of such late payment.

         10.3 ADDITIONAL TERMINATION RIGHTS. Notwithstanding the foregoing, this Agreement may be terminated as follows:

               10.3.1 By GE Capital, after the first year of the Initial Term, upon no less than one hundred eighty (180) calendar days prior written notice to Cobalt;

               10.3.2 By either Party, pursuant to Section 3.3.2; or

               10.3.3 By GE Capital, upon no less than ninety (90) calendar days prior written notice to Cobalt given no later than one hundred eighty (180) calendar days after Cobalt undergoes a Change of Control; provided, however, that Cobalt shall have the right to cause GE Capital to terminate this Agreement on any date between the date Cobalt is given such written notice and the anticipated date of termination set forth in such written notice.

         10.4 POST-TERMINATION RIGHTS. Upon termination or expiration of this Agreement, GE Capital shall have the right to (a) market goods and services to Mowven Customers, (b) place advertisements on MotorPlace to the extent that such advertisements are for products or services that do not compete with Cobalt products and services and are consistent with MotorPlace's practices at the time with respect to advertising on

MotorPlace at fees consistent with Cobalt's then existing advertising fee structure, and (c) if this Agreement is terminated by GE Capital pursuant to
Section 10.2, obtain from Cobalt a list of all Mowven Customers through the date of termination.

         10.5 GE CAPITAL INVESTMENT RECOUPMENT. Except as provided in the last sentence of this Section 10.5, if (a) this Agreement is terminated (i) by GE Capital pursuant to Section 10.2, or (ii) by Cobalt other than pursuant to Section 10.2 or 10.3.2, or (b) if Cobalt or GE Capital elects not to extend the Agreement for any Renewal Term, then Cobalt shall pay to GE Capital, pursuant to the terms of Section 10.7, the GE Capital Share. If this Agreement is terminated by GE Capital pursuant to Section 10.3.3, then Cobalt shall pay to GE Capital, in cash, no later than five (5) Business Days after the Change of Control Payment Date, the Change of Control Payment. Notwithstanding the foregoing, if this Agreement is terminated by GE Capital pursuant to Section 10.2 and the Alternative Payment Amount exceeds the GE Capital Share, then, in such event, Cobalt shall pay to GE Capital, in lieu of the GE Capital Share, an amount equal to the Alternative Payment Amount, in cash, no later than five (5) calendar days after the Mowven FMV is determined.

         10.6   PROCEDURES FOR FAIR MARKET VALUATION.

                10.6.1 In the event GE Capital and Cobalt do not agree on the amount of the Mowven FMV, GE Capital shall, within thirty-five (35) calendar days after the Appraisal Date, give Cobalt a notice (a "GE CAPITAL VALUATION NOTICE") containing the name of an investment banking firm of national reputation to determine the Mowven FMV on behalf of GE Capital; provided, however, that such investment banking firm (a) does not own more than 5% of the capital stock of General Electric Company, (b) represents and warrants, in writing, to the Parties that it is not aware of any conflict of interest which would prevent it from providing such determination in an impartial manner, and (c) discloses, in writing, to the Parties the nature of all transactions or other assignments for which it provided services to GE Capital or any of its Affiliates during the twenty-four (24) months prior to the GE Capital Valuation Date which may be publicly disclosed without violating any confidentiality or other legal requirements.

                10.6.2 Within five (5) calendar days following receipt of a GE Capital Valuation Notice, Cobalt shall designate, in writing submitted to GE Capital (a "COBALT VALUATION NOTICE"), another investment banking firm of national reputation that (a) does not have an investment in Cobalt, (b) is not in the process of underwriting any offerings of any of Cobalt's securities, (c) does not make a market in any of Cobalt's securities to determine the Mowven FMV on behalf of Cobalt, (d) represents and warrants, in writing, to the Parties that it is not aware of any conflict of interest which would prevent it from providing such determination in an impartial manner, and (e) discloses, in writing, to the Parties the nature of all transactions or other assignments for which it provided services to Cobalt or any of its Affiliates during the twenty-four (24) months prior to the date of the Cobalt Valuation Notice which may be publicly disclosed without violating any confidentiality or other legal requirements. The two investment banking firms shall then each determine the Mowven FMV.

                10.6.3 Each of the investment banking firms appointed by GE Capital and Cobalt shall be directed to provide, within thirty (30) calendar days following GE Capital's receipt of the Cobalt Valuation Notice, GE Capital and Cobalt with a written report of the investment banking firm's respective Mowven FMV (the date of the later submission being referred to herein as the "SUBMISSION DATE").
          If the lower of the two Mowven FMVs is greater than or equal to 90%
         of the higher Mowven FMV, the final Mowven FMV shall be the average of the two Mowven FMVs submitted by such investment banking firms.
         If the lower of the two Mowven FMVs does not equal 90% or more of the higher Mowven FMV, within ten (10) calendar days following the Submission Date, GE Capital and Cobalt shall jointly select a third investment banking firm of national reputation (the "THIRD FIRM") to perform a third Mowven FMV; PROVIDED, HOWEVER, that if GE Capital and Cobalt are unable to agree on a Third Firm within such period, then GE Capital and Cobalt shall jointly instruct the two investment banking firms which submitted Mowven FMVs to select, within ten (10) calendar days following their notification of such request, a Third Firm. The Third Firm shall be instructed to prepare a Mowven FMV and deliver it to GE Capital and Cobalt within ten (10) calendar days after its retention. The Mowven FMV shall be the average of the three Mowven FMVs provided by the investment banking firms, and such average shall constitute the Final Market Valuation and shall be final and conclusive.

                10.6.4 GE Capital and Cobalt agree to make reasonably available any such books or records and cash flow projections as any of the parties involved in the valuation process described in this Section may reasonably require in order to reach a Mowven FMV. The cost of any appraisals performed pursuant to this Section 10.6 shall be paid one-half by Cobalt and one-half by GE Capital.

         10.7 PAYMENT OF MOWVEN FMV. If Cobalt is required to pay GE Capital the GE Capital Share, then no later than five (5) calendar days after the Mowven FMV is determined, Cobalt shall have the right to provide to GE Capital a written notice (the "SPIN-OFF NOTICE") informing GE Capital that Cobalt will elect to engage in a transaction whereby Cobalt will transfer all of its right, title and interest in Mowven to a new entity which will have a capital structure consisting of only one class of common stock or other ownership interests and no classes or preferred or senior stock or other ownership interests (assuming that Cobalt has not previously taken advantage of its rights pursuant to Section 8.3) and either cause such new entity to engage in a Qualified Public Offering or, if Cobalt has previously taken advantage of its rights pursuant to Section 8.3, cause the restructured entity created pursuant to Section 8.3 to engage in a Qualified Public Offering; provided, however, that Cobalt shall not have the right to provide to GE Capital a Spin-Off Notice if the Mowven FMV is less than $50,000,000. The new entity or restructured entity which Cobalt will cause to engage in a Qualified Public Offering pursuant to this Section 10.7 shall be referred to as "NEWCO" and the common stock or other ownership interests in Newco shall be referred to as the "NEWCO STOCK."

                10.7.1 If Cobalt timely provides to GE Capital a Spin-Off Notice, then GE Capital shall have ten (10) calendar days to provide to Cobalt a written notice (the "ELECTION NOTICE") setting forth the amounts of cash, original principal balance of Promissory Note and either the percentage of Newco Stock or value of Cobalt Common, which GE Capital desires pursuant to, and in compliance with the standards of, both Payment Alternative A and Payment Alternative B. Cobalt must then file with the United States Securities and Exchange Commission a registration statement to effectuate the registration of some or all of the Newco Stock which will be issued and outstanding on the date of consummation of the Qualified Public Offering (such registration statement to include, at a minimum, all of the Newco Stock to be delivered to GE Capital pursuant to Payment Alternative A plus at least 20% of the Newco Stock to be issued and outstanding immediately after the consummation of the Qualified Public Offering) within thirty (30) calendar days after its receipt of the Election Notice and shall use its commercially reasonable efforts to consummate the Qualified Public Offering within five months of the date of the filing of such registration statement (without taking into consideration any amendments to such registration statement which may be filed).

                10.7.1.1 Upon consummation of the Qualified Public Offering, Cobalt shall pay to GE Capital the GE Capital Share in accordance with Payment Alternative A; provided, however, that all of the Newco Stock delivered to GE Capital as part of Payment Alternative A shall be registered pursuant to the Securities Act of 1933.

                10.7.1.2 If the Qualified Public Offering does not result in at least 40% of the then-outstanding Newco Stock being both (i) listed or traded on a national securities exchange or market, and (ii) held by Persons other than GE Capital, Cobalt or any direct or indirect owner of 5% or more of the capital stock of GE Capital or Cobalt, then at such time after the consummation of the Qualified Public Offering as the Parties shall agree, but no later than six months after the consummation of the Qualified Public Offering (unless the underwriter therefor advises the Parties in writing that market conditions at such time are not favorable for such an offering, in which case no later than the first anniversary of the consummation of the Qualified Public Offering), unless GE Capital notifies Cobalt in writing within thirty (30) calendar days after the consummation of the Qualified Public Offering that it does not wish to participate in a Liquidity Offering, each Party shall use its best efforts and cooperate with the other Party to cause an underwritten offering (the "LIQUIDITY OFFERING") to the public of an amount of the Newco Stock then owned by such Party equal to no less than the lesser of (x) 20% of the Newco Stock then owned by such Party or (y) 20% of all of the Newco Stock then issued and outstanding. As part of the Liquidity Offering, the Parties shall cause Newco to, at the sole cost and expense of Newco, (a) list on a national securities exchange or market all of the Newco Stock to be offered as part of the Liquidity Offering plus any other Newco Stock then owned by GE Capital, (b) provide a transfer agent and registrar for all such Newco Stock not later than the consummation date of the Liquidity Offering, (c) enter into such customary agreements on terms reasonably satisfactory to the Parties (including underwriting agreements in customary form) and take all such other actions as either Party or the underwriters reasonably request in order to expedite or facilitate the disposition of the Newco Stock being offered in the Liquidity Offering, (d) pay all expenses incident to the Liquidity Offering, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Newco, and all fees and expenses of independent certified public accountants and other Persons retained by Newco, including fees and disbursements of counsel for Newco in its capacity as counsel to the Parties; provided, however, that if Newco counsel does not make itself available for this purpose for any reason other than a Party's refusal to waive a conflict with respect to representation by Newco counsel, Newco will pay the reasonable fees and disbursements of one counsel for each Party, and
         (e) engage (with the Parties) in such "road shows" and other marketing endeavors determined to be reasonably necessary to sell the Newco Stock being offered as part of the Liquidity Offering. The Parties agree that all underwriting discounts, commissions and other selling expenses, if any, and any and all legal fees and expenses
         (but only to the extent that a Party elects not to be represented by Newco counsel) incurred by a Party in relation to the Liquidity Offering shall be borne by such Party.

                10.7.1.3 If the Qualified Public Offering does result in at least 40% of the then-outstanding Newco Stock being held by Persons other than GE Capital, Cobalt or any direct or indirect owner of 5% or more of the capital stock of GE Capital or Cobalt, then Cobalt shall cause all of the Newco Stock provided to GE Capital as part of the payment of the GE Capital Share pursuant to Payment Alternative A to be listed on a national securities exchange or market at the time it is delivered to GE Capital.

         10.7.2 If Cobalt does not timely provide to GE Capital a Spin-Off Notice in those circumstances where it has the right to so provide a Spin-Off Notice, then GE Capital shall have ten (10) calendar days after the date that the Spin-Off Notice was required to be provided to GE Capital to provide to Cobalt a written notice (the "PAYMENT ALTERNATIVE B NOTICE") setting forth the amounts of cash, original principal balance of Promissory Note and the value of Cobalt Common which GE Capital desires pursuant to, and in compliance with the standards of, Payment Alternative B. If Cobalt does not have the right to provide to GE Capital a Spin-Off Notice, then GE Capital shall have ten (10) calendar days after the Mowven FMV is determined to provide to Cobalt a Payment Alternative B Notice.

                10.7.3 If (a) GE Capital has provided Cobalt with a Payment Alternative B Notice pursuant to Section 10.7.2, (b) Cobalt does not timely file the registration statement or consummate the Qualified Public Offering within the time frames set forth in Section 10.7.1, or (c) Cobalt elects not to have Newco engage in a Qualified Public Offering, then within five (5) calendar days after the occurrence of any such event Cobalt shall pay to GE Capital the GE Capital Share in accordance with Payment Alternative B. Cobalt shall cause the shares of Cobalt Common delivered to GE Capital as part of Payment Alternative B to be registered under the Securities Act of 1933, and listed on each securities exchange or market on which any shares of Cobalt Common are then listed no later than thirty (30) (or, if Cobalt is not then eligible to use Form S-3 in connection with Cobalt Common, ninety (90)) calendar days after the date that Cobalt is required to pay to GE Capital the GE Capital Share in accordance with Payment Alternative B.

Notwithstanding anything contained in this Section 10.7 to the contrary, without the prior written consent of GE Capital, Cobalt may not pay the GE Capital Share to GE Capital prior to the effective date of termination or expiration of this Agreement.

         10.8 EFFECT OF TERMINATION. Upon the effective date of termination or expiration of this Agreement, except as provided in Section 3.6, Cobalt shall cease to have any obligations to pay to GE Capital any of portion of the Revenues and GE Capital shall cease to have any obligation to pay to Cobalt any portion of the Expenses. In addition, on the date which is the earlier of (a) the one hundred eightieth (180th) calendar day after the effective date of termination or expiration of this Agreement, or (b) the date on which Cobalt pays the GE Capital Share to GE Capital (or, as appropriate, GE Capital pays the Cobalt Share to Cobalt), Cobalt shall deliver to GE Capital one copy of all of the source and object code for, and documentation related to, MTS Version 1.0 and the Enhancements as they exist on such date.

11.      RESTRICTIVE COVENANTS

         11.1 RESTRICTIONS. Each Party acknowledges that the other Party has delivered valuable consideration for the benefits represented by this Agreement, particularly customer and supplier lists, access to business relationships, distribution records, and other Confidential Information. The use by any Party of these relationships and Confidential Information in a business or activity that competes with Mowven could provide the competing business with an unfair advantage over Mowven and the other Party. Each Party agrees, in consideration of the mutual promises and covenants contained in this Agreement, to comply with the terms of this Section 11, all of which are reasonable and necessary to protect the confidential business information, business prospects and trade secrets of Mowven and to prevent any unfair advantage from being conferred upon either Party.

         11.2   ***confidential treatment requested***

         11.3 CONFIDENTIALITY. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the Term. Except as provided in Sections 11.3.1, 11.3.2 and 11.3.3, each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information of a similar nature, during and for one (1) year after the Term, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder, who will each agree to comply with this Section. Both Parties agree to notify each of their employees and agents who provide services in connection with Mowven of their obligations pursuant to this Section 11.3.

                11.3.1 Either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, to the extent practical and if it does not potentially create a liability of the disclosing Party, the disclosing Party will provide at least five
         (5) Business Days prior written notice of such intended disclosure to the other Party. Further, in the event disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable regulatory authority and if the text of this Agreement is required to be disclosed, then such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such regulatory authority that such portions and other provisions of this Agreement receive confidential treatment under applicable laws, rules and regulations or otherwise be maintained as confidential to the fullest extent permitted thereunder.

                11.3.2 The restrictions contained in this Section 11.3 shall not apply with respect to any Confidential Information that: (a) is or becomes generally available to the public without breach by a Party of this Agreement; (b) already was known by the receiving Party, free of any obligation of confidentiality, at the time of the disclosing Party's communication thereof to the receiving Party; (c) was, to the knowledge of the receiving party, communicated to the receiving Party free of any obligation of confidentiality subsequent to the time of the disclosing Party's communication thereof to the receiving Party; or (d) was developed by the receiving Party, independently of and without reference to the Confidential Information.

                11.3.3 The restrictions contained in this Section 11.3 shall not apply to National Broadcasting Company (NBC), CNBC, MSNBC or any of their Affiliates in the ordinary course of its or their business of disseminating information, provided that such disclosure does not result from a breach of the obligations contained in this Section 11.3 by Cobalt or GE Capital.

         11.4   ***confidential treatment requested***

         11.5 SOLICITATION OF EMPLOYEES. During the Term, neither Party shall solicit or hire for employment, any person who is an employee of the other Party and the substantial portion of whose work includes Mowven responsibilities unless (a) such person approached the hiring Party seeking employment or retention without being solicited by such hiring Party, (b) such hiring Party informs the person seeking employment or retention that he or she must obtain the consent of the other Party to his or her employment by the hiring Party, and (c) such consent is provided by the other Party.

         11.6   RESTRICTIONS ON EXPLOITATION OF THE ENHANCEMENTS.

                11.6.1 TRANSFER, LICENSE, DISTRIBUTION AND SALE OF ENHANCEMENTS. During the Term, neither Party shall transfer, license, distribute or sell any Enhancements to a third party without the prior written consent of the other Party; provided, however, that (a) GE Capital may transfer, license, distribute or sell the Enhancements to third parties for purposes other than in connection with Mowven, so long as GE Capital does not transfer, sublicense, distribute or sell, or authorize any other Person to transfer, sublicense, distribute or sell, any Enhancements for use in or with a Competing System, and
         (b) Cobalt may license the Enhancements to any Person pursuant to a non-transferable object code license as part of the provision of a Private Label Service to such Person. ***confidential treatment requested***

                11.6.2 USE OF ENHANCEMENTS BY GE CAPITAL. Subject to Section 11.6.4, during the Term, GE Capital may use the Enhancements for purposes other than in connection with Mowven, so long as GE Capital does not use any Enhancements in or with a Competing System.

                11.6.3 USE OF ENHANCEMENTS BY COBALT. Subject to Section 11.6.4, during the Term, Cobalt may not use any Enhancement (or any derivative work based on any Enhancement) other than in connection with Mowven in the Territory in compliance with the then-applicable Operating Plan without the prior written consent of GE Capital. Notwithstanding the foregoing, during the Term, Cobalt may create derivative works based on the Enhancements for use in the Territory in connection with the listing or sale of products or assets other than Automobiles; provided, however, that if Cobalt desires to undertake such activities as a stockholder, partner, associate, consultant, owner, agent, creditor, contractor or coventurer of, or a participant in any other type of strategic alliance with, any Person (other than (a) Cobalt, (b) a wholly-owned subsidiary of Cobalt, (c) Warburg, Pincus Equity
         Partners, LP, or (d) First Analysis Corp.), then Cobalt shall, in writing, offer to GE Capital the right to participate in such activities on the same terms and conditions offered to such Person
         (the "OFFER NOTICE"). If Cobalt provides GE Capital with an Offer Notice, then GE Capital shall have thirty (30) Business Days after its receipt of the Offer Notice to notify Cobalt that it desires to participate in the proposed activity described in the Offer Notice on the terms provided for in the Offer Notice. GE Capital's failure to notify Cobalt of GE Capital's desire to so participate within such period will result in the restrictions contained in this
         Section 11.6.3.1 to expire with respect to the proposed activity described in the Offer Notice so long as Cobalt enters into an agreement with the Person specified in the Offer
         Notice, on the same terms and conditions specified in the Offer
         Notice within sixty (60) Business Days after the end of such thirty
         (30) Business Day period and does not materially expand the scope of such proposed activities beyond those set forth in the Offer Notice during the Term.

                11.6.4 USE OF NON-UNIQUE COMPONENTS. During the Term, both Parties and their Affiliates shall have the right to use and reuse, for themselves and to provide services (other than the sale or resale of software) to persons or entities with whom they have contractual relationships, portions of the Enhancements which can be used with computer programs other than a Competing System, Mowven or GEAutoDirect and are not unique to GEAutoDirect or Mowven (each such portion, a "REUSABLE COMPONENT"). During the Term, the Parties shall consult with each other whenever one of the Parties determines that a Reusable Component has commercial applications for which commercial licensing is a viable alternative; provided, however, that neither Party may engage in any commercial licensing of a Reusable Component without the prior written consent of the other Party.

         11.7   PROTECTION OF INTELLECTUAL PROPERTY RIGHTS. Subject to
Section 12.1, neither Party shall (a) during the Term, and for a period of five years thereafter, seek to obtain any patents, trademarks, copyrights or other types of legal protections related to the Enhancements or any derivative works based on the Enhancements that would result in the other Party being unable to use, transfer, license, distribute or sell the Enhancements (other than those Enhancements as to which such other Party has no ownership rights pursuant to Section 6.5.2) or any derivative works based on the Enhancements (other than those Enhancements as to which such other Party has no ownership rights pursuant to Section 6.5.2) as permitted by this Agreement, unless such Party provides the other Party with written notice of the obtaining of such protection and, upon the request of the other Party provided within ninety
(90) calendar days after its receipt of such notice, grants to such other
Party a world-wide, non-exclusive, assignable, transferable, sublicenseable, perpetual, irrevocable, non-cancelable, unlimited, royalty-free and fully paid-up license to use such legally protected intellectual property, (b) challenge the right of the other Party to use, transfer, sublicense, distribute or sell the Enhancements (other than those Enhancements as to which such other Party has no ownership rights pursuant to Section 6.5.2) or any derivative works based on the Enhancements (other than those Enhancements as to which such other Party has no ownership rights pursuant to Section
6.5.2) as permitted by this Agreement, or (c) permit any licensee, sublicensee, transferee or user to take any of the actions described in clauses (a) and (b) hereof, in any such case without obtaining the prior written consent of the other Party. The Parties shall consult and cooperate with each other in good faith (i) to secure such legal protections for the Enhancements as the Parties mutually agree upon, and (ii) in the event that either Party becomes aware of any infringement or potential infringement of the Enhancements, or any other action by a third party that could be detrimental to the Parties' rights in the Enhancements.

         11.8 USE OF MTS VERSION 1.0 BY COBALT. Without the prior written consent of GE Capital, Cobalt may not use MTS Version 1.0 (or any derivative work based on any portion of MTS Version 1.0 which does not constitute an Enhancement) other than in connection with Mowven in compliance with the then-applicable Operating Plan; provided, however, that, upon the termination or expiration of this Agreement, if no Enhancements have been developed by the Parties, then Cobalt shall have the right to use, transfer, license, distribute and sell MTS Version 1.0 as though it were an Enhancement.

         11.9 PUBLICITY. Except as provided in Sections 11.9.1, 11.9.2 or 11.9.3, without the prior written consent of the other Party, neither Party shall, with respect to Mowven or any of the transactions contemplated by this Agreement, (a) make any public disclosure using, disclosing or referring to the name or identity of the other Party, (b) make or issue any press release, or (c) make any statement for use in any publication, in any such case which is inconsistent with (i) the three (3) forms of Q&A agreed upon by the Parties prior to the execution of this Agreement in connection with the initial public announcement of the transactions contemplated by this Agreement, or (ii) the Mowven publicity standards adopted by the unanimous vote or unanimous written consent of the members of the Steering Committee, as the same may be amended from time to time by the unanimous vote or unanimous written consent of the members of the Steering Committee.

                11.9.1 Either Party may make any public disclosure, make or issue any press release, or make any statement for use in any publication without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, to the extent practical and if it does not potentially create a liability of the disclosing Party, the disclosing Party will provide at least five (5) Business Days prior written notice of such intended disclosure to the other Party. Further, in the event disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable regulatory authority and if the text of this Agreement is required to be disclosed, then such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such regulatory authority that such portions and other provisions of this Agreement receive confidential treatment under applicable laws, rules and regulations or otherwise be maintained as confidential to the fullest extent permitted thereunder.

                11.9.2 The restrictions contained in this Section 11.9 shall not apply with respect to any information contained in any public disclosure, press release, or statement for use in any publication to the extent, but only to the extent, that such information is or becomes generally available to the public without breach by a Party of this Agreement.

                11.9.3 The restrictions contained in this Section 11.9 shall not apply to National Broadcasting Company (NBC), CNBC, MSNBC or any of their Affiliates in the ordinary course of its or their business of disseminating information, provided that such disclosure does not result from a breach of the obligations contained in this Section 11.9 by Cobalt or GE Capital.

         11.10 SCOPE. If, at the time of enforcement of this Section 11, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

         11.11 REMEDIES. Each Party agrees that if it shall commit or threaten to commit a breach of any of the covenants and agreements contained in this Section 11, then the other Party shall have the right to seek and obtain all appropriate injunctive and other equitable remedies therefor, without the need to post any bond or security therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to the other Party and that money damages would not provide an adequate remedy therefor.

         11.12 RESTRICTIONS ON THE PARTIES. All of the restrictions imposed upon the Parties pursuant to this Section 11 (other than those contained in Sections 11.3, 11.6, 11.7, 11.8 and 11.9) shall only restrict the activities of the Parties in the Territory.

12.      MISCELLANEOUS

         12.1 OWNERSHIP OF TRADEMARKS. Each Party acknowledges the ownership of the other Party in the names, logos, trademarks, tradenames and service marks (the "MARKS") of the other Party and neither Party will use the Marks of the other Party without the prior written consent of the other Party. Each party agrees that all use of the other Party's Marks will inure to the benefit, and be on behalf, of the other Party. Each Party acknowledges that its utilization of the other Party's Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks. Each Party agrees not to do anything to contest or impair the other Party's rights to its Marks.

         12.2 INFRINGEMENT PROCEEDINGS. Each Party will have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party with its reasonable cooperation and assistance with respect to any such infringement proceedings.

         12.3 REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound, or cause the acceleration of an obligation or imposition of a lien; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, general equitable principles (including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for defenses based on fairness and reasonableness), regardless of whether such enforceability is considered in a proceeding in equity or at law; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN GEAUTODIRECT, THE ENHANCEMENTS OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

     12.4 AUDIT RIGHTS. Both Parties agree to keep adequate, accurate records pertaining to Expenses and Revenue, together with any other records necessary to determine the EBITDA of Mowven, and to retain such records for at least two years after the termination or expiration of this Agreement. During the Term and for the two year period thereafter, either Party shall have the right to cause either an Internal Audit or an Independent Audit (collectively, an "AUDIT") of all such records and of each Monthly Reconciliation Report to ensure that proper records are being kept and to verify all reports and payments due hereunder. An Audit may only be conducted by a Party, or on a Party's behalf by an independent auditor, with a minimum of ten (10) Business Days advance notice and during normal business hours. This Section 12.4 shall survive for two years after expiration or termination of this Agreement.

          12.4.1 Either Party may, at its own cost and expense, conduct an audit (an "INTERNAL AUDIT") which will not be binding on the Parties using either its own employees and/or an independent auditor. Neither Party may conduct an Internal Audit more than three times each calendar year; provided, however, that the foregoing restriction shall not apply to any Internal Audit reasonably necessary to ensure compliance with applicable laws. If an Internal Audit is conducted on a Party's behalf by an independent auditor, such independent auditor shall execute a confidentiality agreement with the Parties prior to beginning an Internal Audit.

          12.4.2 Either Party may request that an audit (an "INDEPENDENT AUDIT") be performed by the Independent Accountant. Independent Audits may not be conducted more than twice each calendar year; provided, however, that the foregoing restriction shall not apply to any Internal Audit reasonably necessary to ensure compliance with applicable laws.
     The Independent Accountant shall execute a confidentiality agreement with the Parties prior to beginning an Independent Audit. Within ten
     (10) Business Days following the conclusion of an Independent Audit, the Independent Accountant will provide the Parties with a copy of the results of the Independent Audit. The results of such Independent Audit shall be binding upon the Parties unless either Party elects to submit the results of such Independent Audit to arbitration pursuant to Section 12.22 by submitting a Dispute Notice to the other Party within ten (10)
     Business Days after the date that the Independent Accountant provides the Parties with a copy of the results of the Independent Audit (in which case the provisions of Section 12.22 other than Section 12.22.1 shall apply). GE Capital or Cobalt, as the case may be, shall pay the other Party any amounts due as determined by such Independent Audit within thirty (30) Business Days of receiving the results thereof; provided, however, that if such results are submitted to arbitration pursuant to Section 12.22, then GE Capital or Cobalt, as the case may be, shall pay the other Party any amounts due as determined by a final decision, no longer subject to appeal, made pursuant to the provisions of Section 12.22 within thirty (30) Business Days of the issuance of such final decision. The cost of any Independent Audit hereunder will be borne by the Party requesting the Independent Audit; provided that if the Independent Audit discloses that payments due and owing by one Party to the other differs by at least 10% from the amounts actually paid by the owing Party, such Party shall pay all costs relating to the Independent Audit.

     12.5 CLAIMS AND INDEMNITY.

          12.5.1 INDEMNITY. Each Party will defend, indemnify, save and hold the other Party and its officers, directors, agents, Affiliates, and employees harmless from any and all claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("LIABILITIES"), resulting from an Action arising out of (i) the indemnifying Party's material breach of any covenant, representation or warranty contained in this Agreement, (ii) the supply by the Indemnifying Party of any information or materials (other than GEAutoDirect) for use with Mowven including, without limitation, any Confidential Information, that breaches, infringes or allegedly infringes any third party Intellectual Property Rights, (iii) the grossly negligent conduct or willful misconduct of the Indemnifying Party's employees, and (iv) any employer liabilities of the Indemnifying Party to its employees or to third parties. In addition, Cobalt shall defend, indemnify, save and hold GE Capital and its officers, directors, agents, Affiliates, and employees harmless from any and all Liabilities, other than the portions of the Expenses for which GE Capital is liable pursuant to Section 3.4, asserted against or incurred by GE Capital to the extent premised upon the relationship between GE Capital and Cobalt pursuant to this Agreement.

          12.5.2 CLAIMS. If a Party entitled to indemnification hereunder (the "INDEMNIFIED PARTY") becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration or other proceeding against the Indemnified Party by any third party (each an "ACTION"), the Indemnified Party will give the other Party (the "INDEMNIFYING PARTY") prompt written notice of such Action; provided that the failure to provide prompt notice shall not relieve the Indemnifying Party of its obligations except and only to the extent (i) that the delay results in the inability to assert a defense and (ii) of the increase in the Indemnifying Party's liability resulting solely from the inability to assert a defense. Such notice will (a) provide the basis on which indemnification is being asserted and (b) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Action and in the possession of the Indemnified Party. The Indemnifying Party will have a period of ten (10) calendar days after receipt of such notice to respond. If the Indemnifying Party elects to defend the Action or does not respond within the requisite ten (10) calendar day period, the Indemnifying Party will be obligated to defend the Action, at its own expense, and by counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party will cooperate, at the expense of the Indemnifying Party, with the Indemnifying Party and its counsel in the defense and the Indemnified Party will have the right to participate fully, at its own expense, in the defense of such Action. If the Indemnifying Party responds within the required ten (10) calendar day period and elects not to defend such Action, the Indemnified Party will be free, without prejudice to any of the Indemnified Party's rights hereunder, to compromise or defend (and control the defense of) such Action. In such case, the Indemnifying Party will cooperate, at its own expense, with the Indemnified Party and its counsel in the defense against such Action and the Indemnifying Party will have the right to participate fully, at its own expense, in the defense of such Action. Any compromise or settlement of an Action will require the prior written consent of both Parties hereunder, such consent not to be unreasonably withheld or delayed.

          12.5.3 LIMITATION OF LIABILITY. Except for the obligations contained in Section 12.5.1 and any payment obligations (whether in cash or other property) of such Party, each Party's liability to the other Party under this Agreement shall be limited to the greater of (a) $5,000,000, or (b) fifteen percent (15%) of the Mowven FMV (provided that, for this purpose, all references to the Appraisal Date referred to in Section 1.65 or 10.6 shall be deemed to be references to the date of the event giving rise to the liability in question). EXCEPT WITH RESPECT TO ANY ACTION ALLEGING INFRINGEMENT BY ANY CONFIDENTIAL INFORMATION, NEITHER PARTY SHALL HAVE LIABILITY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION AND THE LIKE (INCLUDING UNDER ANY CLAIM OF NEGLIGENCE, STRICT LIABILITY, DESIGN DEFECT OR OTHER THEORY) ARISING OUT OF THIS AGREEMENT, EVEN IF THE PARTY HAS ADVISED THE OTHER PARTY OF THE POSSIBILITY OF SUCH DAMAGES.

     12.6 INDEPENDENT CONTRACTORS. The Parties to this Agreement are independent contractors, it being acknowledged by the Parties that the relationship between the Parties pursuant to this Agreement consists solely of GE Capital providing to Cobalt certain services in connection with the development, operation and marketing of Mowven and receiving compensation from Cobalt for the provision of such services. Neither Party is an agent, representative or partner of the other Party and neither Party shall hold itself out to any person or entity as being the agent, representative or partner (in a manner that implies the existence of a legally binding partnership) of the other Party. Neither Party will have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party. Notwithstanding anything herein to the contrary, neither Party shall have any responsibility for the other Party's products or services, including, but not limited to order-taking, fulfillment, billing, collections, refunds and customer service, for dealers or consumers, and, except as may otherwise be specifically provided herein, neither Party shall have any authority or responsibility to act as an agent of the other Party with regard to any matters, including, but not limited to, the foregoing.

     12.7 NOTICES. In addition to any obligations pursuant to Section 12.17, all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, one
(1) Business Day after the date when sent to the recipient by reputable overnight express courier service (charges prepaid and with evidence of delivery) or five (5) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to GE Capital and Cobalt at the addresses indicated below:

            If to GE Capital:

                  General Electric Capital Auto Financial Services, Inc. 540 W. Northwest Highway
                  Barrington, IL 60010
                  Attn: Vice President - E-Business

            With a copy to:

                  General Electric Capital Auto Financial Services, Inc. 540 W. Northwest Highway
                  Barrington, IL 60010
                  Attn: General Counsel

             If to Cobalt:

                  The Cobalt Group, Inc.
                  2200 First Avenue South
                  Seattle, Washington 98134
                  Attn:  President

or to such other address or to the attention of such other person or entity as the recipient party has specified by prior written notice to the sending party.

     12.8 NO WAIVER. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

     12.9 FORCE MAJEURE. Neither Party shall be liable for loss or damage resulting from any delay or non-performance (other than failure to pay any amounts due hereunder when due), or be held to be in breach hereof, nor shall the other Party be entitled to terminate this Agreement, due to any of the following cause or causes beyond its reasonable control: an act of the other Party, a delay in transportation, acts of God, fire, flood, earthquake, storm, war, sabotage, riot, civil commotion, the failure or delay of delivery of necessary supplies, or because of any law, rule, regulation, order or other action by any public authority (any such cause or causes, a "FORCE MAJEURE EVENT"), provided the delayed Party: (i) gives the other party written notice of such cause promptly and (ii) uses its reasonable best efforts to correct such failure or delay.

     12.10 ENTIRE AGREEMENT. This Agreement, including the Exhibits attached hereto, sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

     12.11 AMENDMENT. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.

     12.12 FURTHER ASSURANCES. Each Party will take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement.

     12.13 ASSIGNMENT. Except as provided in Section 8.3, neither Party may assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that GE Capital may assign its rights and obligations under this Agreement to an Affiliate. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns. Except as expressly set forth in this Agreement, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights (including rights as a third party beneficiary) or remedies of any nature or kind whatsoever under or by reason of this Agreement.

     12.14 CONSTRUCTION; SEVERABILITY. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

     12.15 REMEDIES. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

     12.16 APPLICABLE LAW. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York except for its conflicts of laws principles.

     12.17 SERVICE OF PROCESS. In the event Cobalt is served with any suit, regulatory complaint or similar process relating to or naming GE Capital, Cobalt agrees to immediately forward a copy of the same to the GE Capital Legal Department by facsimile to (847) 277-5983 and to forward a copy of the same by overnight courier within one (1) Business Day to the address set forth in Section 12.7. In the event GE Capital is served with any suit, regulatory complaint or similar process relating to or naming Cobalt, GE Capital agrees to immediately forward a copy of the same to the Cobalt Legal Department by facsimile to (206) 269-6350 and to forward a copy of the same by overnight courier within one (1) Business Day to the address set forth in
Section 12.7.

     12.18 EXPORT CONTROLS. Both Parties will adhere to all applicable laws, regulations and rules relating to the export of technical data and will not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

     12.19 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.

     12.20 SUBMISSION TO JURISDICTION. Subject to Section 12.22, each of the parties to this Agreement submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

     12.21 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED FOR CONSIDERATION, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY

JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     12.22 ARBITRATION. Except for the need for either Party to seek a provisional remedy in a court of law to secure or preserve the rights and benefits conferred by this Agreement or to enforce the restrictions contained herein, including injunctive relief, relief in bankruptcy proceedings or relief that will cease to be available to the Party due to any applicable statute of limitations or the doctrine of laches if the provision of this
Section 12.22 are complied with, any dispute between the Parties relating to this Agreement shall be resolved by mediation or arbitration as provided in this Section 12.22, to wit:

          12.22.1 No Party hereto shall commence an arbitration proceeding pursuant to the provisions of Section 12.22.2 below unless such Party shall first give a written notice (a "DISPUTE NOTICE") to the other Party setting forth the nature of the dispute. The Parties shall attempt in good faith to resolve the dispute by mediation in Cook County, Illinois under the Commercial Mediation Rules of the American Arbitration Association ("AAA") in effect on the date of this Agreement.
      If the Parties cannot agree on the selection of a mediator within twenty (20) calendar days after delivery of the Dispute Notice, the mediator will be selected by the AAA in Cook County, Illinois. If the dispute has not been resolved by mediation as provided above within sixty (60) calendar days after the delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions of Section 12.22.2 hereof. Mediation proceedings and documents prepared exclusively for the mediation proceedings shall be deemed to be matters pertaining to confidential settlement negotiations and not admissible at any other legal proceeding except for such summaries of agreements prepared by the mediator and signed by the Parties.

          12.22.2 Any dispute relating to this Agreement to be resolved by arbitration, shall be determined by arbitration in Cook County, Illinois by one arbitrator in accordance with the Commercial Arbitration Rules of the AAA and its Supplementary Procedures for Large, Complex Disputes, except that every person named on all lists of potential arbitrators shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who is or has been practicing law as a partner in a highly respected law firm for at least five (5) years, specializing in either general commercial litigation or general corporate and commercial matters, with experience in the field of contract law and business alliances, (ii) who has had experience as an arbitrator of commercial transactions, and (iii) who is generally available to serve as an arbitrator. The AAA shall submit a list of three (3) arbitrators meeting the criteria set forth above. GE Capital and Cobalt shall each be entitled to strike one (1) of such three (3) designees on a peremptory basis within ten (10) calendar days after its receipt of such list of designees, indicating its order of preference with respect to the remaining designees. If two (2) of such designees have been stricken by the Parties, the remaining designee shall be the arbitrator. Otherwise, the selection of the arbitrator shall be made by the AAA from the remaining designees in accordance with their mutual order of preference, or by random selection in the absence of a mutual order of preference. The arbitrator shall base his or her award on applicable law and judicial precedent and, unless all Parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

          12.22.3 Notwithstanding the foregoing, upon the application by any Party to a court for an order confirming, modifying or vacating the award, the court shall have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator. In order to effectuate such judicial review limited to issues of law, the Parties agree (and shall so stipulate to the court) that the findings of fact made by the arbitrator shall be binding on the Parties and shall serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.

          12.22.4 If any Party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other Party shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred by such other Party in successfully compelling such mediation or arbitration or defending against the attempt to stay, vacate or modify such mediation or arbitration award and/or successfully defending or enforcing the award.

          12.22.5 During arbitration proceedings, the Parties shall continue to perform their respective responsibilities under this Agreement.

          12.22.6 The Dispute Notice shall be given within a reasonable time after the dispute has arisen, and in no event shall it be made after the date when the institution of legal or equitable proceedings based on such dispute would be barred by the applicable statute of limitations.

          12.22.7  All deadlines and procedures specified in this Section
     12.22 may be modified in writing by mutual agreement of the Parties.

          12.22.8 In all matters, the cost of mediation, the cost of the arbitrator, legal fees and other costs of the prevailing Party relating to the resolution of the dispute shall be paid by the other Party.

     12.23 DOCUMENTATION. This Agreement was initially prepared by GE Capital's legal counsel as a matter of convenience only, and such documents have been thoroughly reviewed by Cobalt and its legal counsel and the input of Cobalt and its legal counsel was properly considered, and, therefore, no interpretation will be made in favor of any of the

Parties or any of their Affiliates with respect to this Agreement for the reason that such document was prepared by GE Capital's legal counsel.

     12.24 SURVIVAL. In addition to any express language contained in this Agreement related to the survival of any terms or provisions of this Agreement, the provisions of Sections 1, 3.6, 6.5, 6.6, 10.4, 10.5, 10.6, 10.7, 10.8, 11.1, 11.4, 11.7, 11.8, 11.9, 11.10, 11.11 and 12 shall survive the termination or expiration of this Agreement for any reason.

                            (SIGNATURES ON NEXT PAGE)

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          THE COBALT GROUP, INC.



                                          By: /s/ David S. Snyder
                                             ----------------------------------
                                          Name: David S. Snyder
                                               --------------------------------
                                          Its: Executive Vice President & CFO
                                              ---------------------------------


                                          GENERAL ELECTRIC CAPITAL AUTO
                                          FINANCIAL SERVICES, INC.



                                          By: /s/ Daniel S. Henson
                                             ----------------------------------
                                          Name: Daniel S. Henson
                                               --------------------------------
                                          Its: President
                                              ---------------------------------